                              FINAL PROSPECTUS FILED PURSUANT TO RULE 424(b)(1),
                          REGISTRATION STATEMENT NUMBERS 333-48219 AND 333-48921

                                     [LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock is quoted on the Nasdaq National Market under the symbol "GPSI."

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                ----------------

    This Prospectus has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the shares of Common Stock related to market-making transactions, at prevailing prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. The offering referenced herein constitutes the offering of shares of Common Stock of the Company from time to time by certain shareholders of the Company. Affiliates of Goldman, Sachs & Co. are the general partner, managing general partner or investment manager of these selling shareholders. See "Plan of Distribution."

                              GOLDMAN, SACHS & CO.

                                   ---------

                 The date of this Prospectus is March 31, 1998.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                 --------------

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, as amended (the "Registration Statement"), on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. A copy of the Registration Statement, including exhibits and schedules thereto, and reports, proxy statements and other information filed by the Company with the Commission, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048, upon payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                                 --------------

    The Company distributes to its shareholders annual reports containing financial statements audited by its independent accountants and makes available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                                 --------------

    Great Plains Software-Registered Trademark-, Dynamics
C/S+-Registered Trademark-, Great Plains Dynamics-Registered Trademark- and Dexterity-Registered Trademark- are registered trademarks of the Company in the United States and other countries. Great Plains Accounting, the Company's sun/wheat logo, DynamicTools, Dynamics Continuum, Stampede, the trademarks for the Company's Internet applications and various other word and logo marks are trademarks of the Company and are the subject of pending trademark and service mark applications in the United States and other countries. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    Great Plains Software, Inc. (the "Company") is a leading provider of Microsoft Windows NT client/ server financial management software for mid-sized businesses. The Company's award-winning products and services automate essential business functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its extensive network of independent sales and support organizations throughout the United States, Canada and select international markets.

    The Company's client/server product lines, Dynamics C/S+ and Dynamics, consist of a suite of financial and distribution applications, such as general ledger, accounts receivable, accounts payable, payroll and sales order and purchase order processing, and a suite of development and customization tools. In addition, the Dynamics CS+ product line includes a suite of field service applications. The Company's client/server products are designed to meet the broad spectrum of financial management needs of the middle market or midmarket (the "Midmarket"), which generally consists of mid-sized businesses with $1 million to $250 million in revenues and 10 to 2,500 employees.

    In order to meet the needs of the Midmarket, the Company designs, develops, markets, sells and supports client/server products that are cost-effective, scalable and easy to implement, customize and use. The Company's client/server products are optimized for Microsoft technologies, most notably Windows NT, Windows 95 and SQL Server, which are increasingly becoming the standard in the Midmarket. Moreover, by utilizing emerging Internet and electronic commerce technologies, the Company's financial management systems facilitate the ability of customers to conduct business over the Internet.

    The Company has made a significant investment in building an experienced, knowledgeable and highly motivated domestic and international service network, which consists of value added resellers (VARs), systems integrators, Big Six and other accounting firms, independent software vendors (ISVs) and specialized software consultants (together, the "Partners"). Through its Partner network, the Company provides customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and support. Most of the Partners customize the Company's systems to fit individual business needs, and some Partners develop software applications that integrate with and extend the functionality of the Company's products to meet the requirements of specific industries.

    The Company believes that prompt and effective service and technical support are essential elements of a complete financial management software solution and dedicates significant resources to delivering timely, reliable and cost-effective service to its customers and Partners. The Company has received numerous industry awards for its customer and Partner service.

    The Company was founded in 1981 and was incorporated as a Minnesota corporation in 1983. The Company's offices are located at 1701 S.W. 38th Street, Fargo, North Dakota 58103, and its telephone number is (701) 281-0550.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders...  588,000 shares

Common Stock to be outstanding after the             13,704,889 shares(1)
  offering.........................................

Nasdaq National Market symbol......................  "GPSI"

--------------

(1) Based on the number of shares of Common Stock outstanding on March 16, 1998. Excludes (a) 966,941 shares of Common Stock issuable upon exercise of stock options outstanding as of March 16, 1998, with a weighted average exercise price of $10.34 per share, of which options to purchase 198,718 shares were then exercisable and (b) 1,227,471 shares reserved for issuance under the Company's 1997 Stock Incentive Plan, 1997 Employee Stock Purchase Plan and Outside Directors' Stock Option Plan. See "Capitalization," "Management--Director Compensation" and "--Benefit Plans" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                       NINE MONTHS ENDED
                                                        YEAR ENDED MAY 31,                         --------------------------
                                 ----------------------------------------------------------------  FEBRUARY 28,  FEBRUARY 28,
                                    1993         1994         1995         1996          1997          1997          1998
                                 -----------  -----------  -----------  -----------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Total revenues.................  $    28,870  $    29,114  $    37,897  $    42,271  $     57,120   $   39,453    $   59,426
Operating income (loss)........        1,329       (9,976)         629        3,262         5,293        2,910         7,404
Income tax provision
  (benefit)(1).................          102          (27)          45       (4,099)        2,207        1,220         4,035
Net income (loss)(1)...........          921      (10,330)         124        7,461         3,644        1,995         6,050
Basic net income per
  share(2)(3)..................  $       .14  $     (1.52)          --  $       .58  $      (1.78)  $      .12    $      .46
Shares used in computing basic
  net income per share(2)......    6,687,870    6,776,906    7,158,950    7,352,820     7,629,460    7,489,826    13,269,032
Diluted net income per
  share(2).....................  $       .13  $     (1.52) $       .01  $       .76  $        .36   $      .20    $      .43
Shares used in computing
  diluted net income per
  share(2).....................    6,890,578    6,776,906    9,164,980    9,764,924    10,003,349    9,847,658    13,963,303

                                                                                                   FEBRUARY 28, 1998
                                                                                                  -------------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments..........................................................       $  71,822
Working capital.................................................................................          61,518
Total assets....................................................................................          96,638
Deferred revenues...............................................................................          13,162
Total stockholders' equity......................................................................          71,171

------------------

(1) Net income for the year ended May 31, 1996 includes an income tax benefit of $4.1 million related to the reversal of a valuation allowance. The reversal reflects the recognition of net operating loss carryforwards and other deferred tax assets and was a result of management's analysis of the Company's current levels of earnings and future outlook, which increased the likelihood of the Company realizing its deferred tax assets. For subsequent periods, the Company has provided for income taxes utilizing federal and state statutory income tax rates. See Note 9 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in computing net income per share, see Note 14 of Notes to Consolidated Financial Statements.

(3) For the fiscal years ending May 31, 1995, 1996 and 1997 and for the nine months ended February 28, 1997, basic net income per share is lower than the diluted net income per share due to the fact that net income available to common stockholders for the basic calculation is reduced by the increase in carrying value of the mandatorily redeemable preferred stock. Such increase in carrying value has a greater impact on the basic calculation than does the inclusion of the preferred shares in the diluted calculation. The mandatorily redeemable preferred stock was converted into shares of Common Stock in June 1997 in connection with the initial public offering.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT WHICH REPRESENT THE COMPANY'S EXPECTATIONS OR BELIEFS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS CONCERNING THE COMPANY'S OPERATIONS AND FINANCIAL PERFORMANCE AND CONDITION. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY'S CONTROL, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING THOSE DESCRIBED IN THIS "RISK FACTORS" SECTION.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

    The Company's quarterly revenue and operating results have varied in the past, and are likely to vary in the future. The Company generally operates with little backlog, and most of its revenues in each quarter result from orders booked in that quarter. The Company establishes its expenditure levels based on its expectations as to future revenue, and, if revenue levels are below expectations, expenses could be disproportionately high. As a result, a drop in near term demand could significantly affect both revenue and profits in any quarter. In the future, the Company's operating results may fluctuate for this reason or as a result of a number of other factors, including increased expenses, timing of product releases, increased competition, variations in the mix of sales, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers. As a result, there can be no assurance the Company will be able to maintain profitability on an annual or quarterly basis.

    The Company's business has experienced and may continue to experience seasonality. In recent years, the Company has recognized a greater percentage of its revenue and operating income in its fourth fiscal quarter than in any of the first three fiscal quarters due to a number of factors, including the timing of product releases and the Company's sales incentive programs. Moreover, due to fiscal year-end sales incentive programs, the Company has historically recognized less revenue and operating income in its first fiscal quarter than in the other quarters.

    Because of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that in some future quarters the Company's operating results will fall below the expectations of the Company, market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

DEPENDENCE ON NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE; PRODUCT DEVELOPMENT RISK

    The market for the Company's products is characterized by rapid technological advances and evolving industry standards and can be significantly affected by new product introductions, changing customer requirements and market activities of industry participants. The life cycles of the Company's products are difficult to estimate, and the Company's position in the current market could be undermined by rapid product advances. The Company's future success will depend upon its ability to continue to improve existing products and to develop and introduce products with new or enhanced capabilities that address the increasingly sophisticated needs of its customers and keep pace with technological and competitive developments. Among other things, the emergence of the Internet as an alternative computing platform and distribution medium may adversely affect the demand for client/ server products and alter current software utilization, distribution and pricing patterns. There can be no assurance that the Company will be able to successfully develop and market new or enhanced products or respond effectively to technological changes or new product announcements by others. Further, the

Company may face challenges with customers who are slower to adopt new technologies or otherwise commit resources to convert to a client/server solution. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenue.

    Delays in the release of new and upgraded versions of the Company's software products could have a significantly negative impact on the Company's sales and results of operations. Because of the complexities inherent in developing software products as sophisticated as those sold by the Company and the lengthy testing periods associated with such products, no assurance can be given that future product introductions by the Company will not be delayed. In addition, complex software programs may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in the Company's existing or future products, with the possible result of delays in or loss of market acceptance of these products, diversion of the Company's resources, injury to the Company's reputation and increased service and warranty expenses.

RELIANCE ON MICROSOFT TECHNOLOGY

    The Company's software products are designed for Microsoft technologies, including Windows NT, Windows 95 and SQL Server. In addition, the Company's products utilize other Microsoft technologies, including Internet Information Server, FrontPage, Visual Basic, Visual Basic for Applications and Site Server. Although the Company believes that Microsoft technologies are and will be widely utilized by Midmarket businesses, no assurance can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that the Company does not support. Moreover, the Company's strategy will require that the Company's products and technology be compatible with new developments in Microsoft's technology.

RELIANCE ON THIRD-PARTY SUPPLIERS

    The Company's products utilize certain software licensed to it by third-party software developers. Although the Company believes that there are alternatives for these products, any significant interruption in the supply of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. In addition, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, results of operations and financial condition.

DECLINE IN SALES OF DOS- AND MACINTOSH-BASED PRODUCTS

    The Company has shifted its focus from a product based on DOS, Macintosh and local area network (LAN) technologies, Great Plains Accounting, to products based on Windows, Windows NT and client/ server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based products, the Company's revenues from its Great Plains Accounting product have declined in several recent periods and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE UPON PARTNER DISTRIBUTION CHANNEL; RISKS ASSOCIATED WITH EXPANDING
  DISTRIBUTION

    The Company relies exclusively upon its Partner network to provide marketing and sales opportunities. There can be no assurance that the Company's Partners will aggressively market the Company's products or will maintain their relationships with the Company. The failure of the Company to maintain its existing Partner relationships, or to establish new Partner relationships in the future, because of a divergence of interests, or for any other reason, could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's ability to achieve significant revenue growth in the future will depend in large part on adding new Partners and leveraging its relationships with existing Partners. In addition, an integral part of the Company's strategy is to add distributors internationally, who in turn recruit Partners in their territory. The Company typically grants exclusive distribution rights to its international Partners. The Company is currently investing, and intends to continue to invest, significant resources to develop these channels. There can be no assurance that the Company will be able to leverage relationships with existing Partners and add new Partners and distributors to market the Company's products effectively. The inability to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

    The market for the Company's products is highly competitive and rapidly changing. The Company's primary market consists of businesses in the Midmarket. The Company's current and prospective competitors offer a variety of solutions for this market. The Company experiences significant competition and expects substantial additional competition from established and emerging software companies that offer products similar to the Company's products and target the same customers as the Company. The Company believes it competes on the basis of
(i) product features, functionality, performance and price, (ii) the capacity and capabilities of Partners, (iii) the quality of customer and Partner service and technical support, (iv) sales and marketing efforts, (v) new product and technology introductions, and (vi) company image and stability.

    In North America, the Company faces a number of competitors in the Midmarket. Outside North America, the Company also faces competition from a number of competitors, several of which have significant shares in their home markets. In addition, the Company competes for Midmarket business with companies primarily targeting the Enterprise Market; several of these competitors, which principally sell UNIX-based systems, offer or have announced their intention to deliver Windows NT solutions. The Company's products also face competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed financial management applications.

    Certain of the Company's competitors have substantially greater financial, marketing or technical resources than the Company. There can be no assurance that other companies have not developed or marketed or will not develop or market products that are superior to those of the Company, that are offered at substantially lower prices than those of the Company, or that have or will achieve greater market acceptance than those of the Company. In addition, there can be no assurance that alternative methods of delivering financial management systems will not provide increased competition.

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends to a significant extent on the Company's executive officers and certain technical, managerial, sales and marketing personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on the Company's business, results of operations and financial condition.

    Competition for qualified personnel in the software industry is intense. The future success of the Company will depend in large part on its ability to attract and retain qualified management and technical employees, and there can be no assurance that the Company will be able to do so. The Company believes that the continued employment of a number of key management and technical personnel is important to the Company's future success. The Company has from time to time experienced difficulty in locating and retaining candidates with appropriate qualifications.

MANAGEMENT OF GROWTH

    The Company's growth has resulted in an increase in responsibilities placed upon the Company's management and has placed added pressures on the Company's operating and other systems. To manage its growth effectively, the Company will be required to continue to implement additional systems and controls, and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow, or that the Company will be able to implement additional systems successfully and in a timely manner as required. In addition, the Company from time to time may seek acquisitions of businesses, products and technologies that are complementary to those of the Company, or that allow the Company to enter new markets. Any such acquisition would place additional strains upon the Company's management resources. See "Business--Employees" and "Management--Executive Officers and Directors."

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT

    The Company relies on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. There can be no assurance that these protections will be adequate to prevent the Company's competitors from copying or reverse-engineering the Company's products, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company makes source code available to certain of its Partners and customers. This availability may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. The Company has no patents, and existing copyright laws afford only limited protection for the Company's intellectual property rights and will not protect such rights in the event competitors independently develop products similar to those of the Company. While the Company licenses its Dynamics C/S+ product under signed licenses, the Company licenses its Dynamics and Great Plains Accounting products primarily under "shrink wrap" licenses that are not signed by its licensees. These shrink wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

    Although the Company has never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that the Company's technology violates its intellectual property rights in the future. As the number of software products in the Company's target market increases and the functionality of these products further overlap, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to its current or future products or that any such assertion will not require the Company to enter into royalty arrangements or litigation that could be costly to the Company.

INTERNATIONAL SALES AND OPERATIONS

    The Company sells its products in select international markets in addition to the United States and Canada and the Company has recently entered into distribution arrangements in Western and Eastern Europe, the Middle East and Latin America. In addition, the Company has international subsidiaries in the United Kingdom, Australia, Singapore and South Africa. As a result of the royalty structure for the

Company's international Partner network, the Company's gross margin on international sales is generally less than its gross margin on domestic sales. The Company's international business may be affected by such factors as local economic and market conditions, political and economic instability, greater difficulty in administering operations, difficulties in enforcing intellectual property and contractual rights, difficulties in tailoring the Company's software products to fit local accounting principles, rules, regulations, language, tax codes and customs, fluctuations in currency exchange rates and the need for compliance with a wide variety of foreign and United States export regulations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's international operations and, consequently, the Company's business, results of operations and financial condition.

PRODUCT LIABILITY

    The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. The sale and support of products by the Company and its Partners may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. Furthermore, some of the Company's licenses with customers are governed by laws of jurisdictions other than the United States, and there can be no assurance that purported limitations on liability in these licenses would be enforced were foreign law to govern. A product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE

    The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in the Company's operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, and stock market conditions, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of such companies.

SIGNIFICANT SHAREHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

    The Company's directors and executive officers beneficially own in the aggregate approximately 38.7% of the Company's outstanding Common Stock. In addition, certain of the Company's other principal shareholders (who are affiliated with or represented by certain of the Company's directors and executive officers) beneficially own in the aggregate approximately 13.1% of the Company's outstanding Common Stock. See "Principal and Selling Shareholders." If these shareholders vote together as a group, they will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require shareholder approval, including the adoption of amendments to the Company's Articles of Incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions.

    The Company has an authorized class of 30,000,000 shares of undesignated preferred stock, par value $.01 per share, which may be issued by the Company's Board of Directors on such terms, and with such rights, preferences and designations, as the Company's Board of Directors may determine. In addition, the Company's Bylaws provide for a Board of Directors elected to staggered terms and establish specific procedures for calling meetings of shareholders and appointing and removing members of the Board of Directors. The Company is subject to certain provisions of the Minnesota Business Corporation Act which restrict certain business combinations. Some or all of the foregoing factors and other provisions of the Company's Bylaws could have the effect of discouraging certain attempts to acquire the Company and, as a result, could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock--Preferred Stock" and "--Provisions of the Company's Restated Articles and Bylaws and the Minnesota Business Corporation Act."

NO DIVIDENDS

    The Company has never paid or declared a dividend on its capital stock and does not anticipate doing so for the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of shares offered pursuant to this Prospectus.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

            MARKET FOR THE COMPANY'S COMMON STOCK AND MARKET PRICES

    The Company's Common Stock began trading on the Nasdaq National Market under the symbol "GPSI" on June 20, 1997. Prior to such date, there was no established public trading market for the Company's Common Stock. The following table sets forth the high and low sale prices of the Company's Common Stock for the periods indicated as quoted on the Nasdaq National Market.

PERIOD                                                                     HIGH        LOW
-----------------------------------------------------------------------  ---------  ---------
Fiscal 1998
  First quarter (commencing June 20, 1997).............................  $  35.500  $  23.750
  Second Quarter.......................................................  $  30.250  $  21.500
  Third Quarter........................................................  $  34.000  $  20.375
  Fourth Quarter (through March 27, 1998)..............................  $  35.000  $  29.500

    On March 27, 1998, the high and low sale prices per share of the Company's Common Stock as quoted on the Nasdaq National Market were $34.00 and $32.875. As of March 16, 1998, there were approximately 228 holders of record of the Company's Common Stock, representing approximately 2,300 shareholder accounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The selected consolidated statement of operations data set forth below for the years ended May 31, 1995, 1996 and 1997 and the consolidated balance sheet data at May 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The selected consolidated statement of operations data presented below for the years ended May 31, 1993 and 1994 and the consolidated balance sheet data at May 31, 1993, 1994 and 1995 are derived from audited financial statements not included elsewhere in this Prospectus. The selected consolidated financial data as of and for the nine months ended February 28, 1997 and 1998 has been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for the nine months ended February 28, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                                                               NINE MONTHS ENDED
                                                  YEAR ENDED MAY 31,                       --------------------------
                              -----------------------------------------------------------  FEBRUARY 28,  FEBRUARY 28,
                                 1993        1994        1995        1996        1997          1997          1998
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  License...................  $   20,790  $   19,165  $   25,050  $   27,078  $    35,919   $   24,357    $   36,433
  Service...................       8,080       9,949      12,847      15,193       21,201       15,096        22,993
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
  Total revenues............      28,870      29,114      37,897      42,271       57,120       39,453        59,426
Cost of revenues:
  License...................       3,101       4,997       4,439       4,913        6,362        4,552         7,855
  Service...................       3,868       5,479       5,622       5,980        8,260        5,699         7,483
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
  Total cost of revenues....       6,969      10,476      10,061      10,893       14,622       10,251        15,338
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Gross profit............      21,901      18,638      27,836      31,378       42,498       29,202        44,088
Operating expenses:
  Sales and marketing.......      11,582      14,331      14,013      14,477       21,935       15,416        22,325
  Research and development..       6,021      10,676       9,308       8,876        9,678        6,903         8,718
  General and
    administrative..........       2,969       3,607       3,886       4,763        5,592        3,973         5,641
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Total operating
      expenses..............      20,572      28,614      27,207      28,116       37,205       26,292        36,684
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
Operating income (loss).....       1,329      (9,976)        629       3,262        5,293        2,910         7,404
Total other income
  (expenses)................        (306)       (381)       (260)        100          558          305         2,681
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Income (loss) before
      income taxes..........       1,023     (10,357)        369       3,362        5,851        3,215        10,085
Income tax provision
  (benefit)(1)..............         102         (27)         45      (4,099)       2,207        1,220         4,035
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Income (loss) before
      cumulative effect of
      change in accounting
      principle.............         921     (10,330)        324       7,461        3,644        1,995         6,050
Cumulative effect of a
  change in accounting
  principle.................          --          --        (200)         --           --           --            --
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Net income (loss).......  $      921  $  (10,330) $      124  $    7,461  $     3,644   $    1,995    $    6,050
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
                              ----------  ----------  ----------  ----------  -----------  ------------  ------------
Basic net income per
  share(2)(3)...............  $      .14  $    (1.52)         --  $      .58  $     (1.78)  $      .12    $      .46
Shares used in computing
  basic net income per
  share(2)..................   6,687,870   6,776,906   7,158,950   7,352,820    7,629,460    7,489,826    13,269,032
Diluted net income per
  share(2)..................  $      .13  $    (1.52) $      .01  $      .76  $       .36   $      .20    $      .43
Shares used in computing
  diluted net income per
  share(2)..................   6,890,578   6,776,906   9,164,980   9,764,924   10,003,349    9,847,658    13,963,303

                                                                                            MAY 31,                  FEBRUARY 28,
                                                              --------------------------------------------------------------------
                                                                                                                     -------------
                                                                1993       1994       1995       1996       1997         1998
                                                              ---------  ---------  ---------  ---------  ---------  -------------
                                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Assets:
  Cash, cash equivalents and investments....................  $   1,351  $     119  $   2,892  $   8,256  $  16,243    $  71,822
  Total assets..............................................     13,407      8,845     15,327     24,361     33,214       96,638
Working capital.............................................     (5,096)   (15,400)    (4,992)     1,012      6,658       61,518
Liabilities and stockholders' equity:
  Deferred revenues.........................................      4,952      6,897      8,027      9,018     10,448       13,162
  Long-term debt and capital lease obligations, less current
    portion.................................................        984      1,281        750         20         --           --
  Mandatorily redeemable convertible preferred stock........         --         --      8,300     11,502     28,698           --
  Total stockholders' equity................................     (1,011)   (11,303)    (9,066)    (4,812)   (16,277)      71,171

--------------

(1) Net income for the year ended May 31, 1996 includes an income tax benefit of $4.1 million related to the reversal of a valuation allowance. The reversal reflects the recognition of net operating loss carryforwards and other deferred tax assets and was a result of management's analysis of the Company's current levels of earnings and future outlook, which increased the likelihood of the Company realizing its deferred tax assets. For subsequent periods, the Company has provided for income taxes utilizing federal and state statutory income tax rates. See Note 9 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in computing net income per share, see Note 14 of Notes to Consolidated Financial Statements.

(3) For the fiscal years ending May 31, 1995, 1996 and 1997 and for the nine months ended February 28, 1997, basic net income per share is lower than the diluted net income per share due to the fact that net income available to common stockholders for the basic calculation is reduced by the increase in carrying value of the mandatorily redeemable preferred stock. Such increase in carrying value has a greater impact on the basic calculation than does the inclusion of the preferred shares in the diluted calculation. The mandatorily redeemable preferred stock was converted into shares of Common Stock in June 1997 in connection with the initial public offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW

    The Company is a leading provider of Microsoft Windows NT client/server financial management software for mid-sized businesses. The Company's award-winning products and services automate essential business functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its extensive network of Partners throughout the United States, Canada and select international markets.

    In 1982, the Company began selling Great Plains Accounting (the "heritage product"), which is currently a DOS- and Macintosh-based financial management software system for local area network (LAN) personal computers. In anticipation of the general market shift to Windows and client/server technologies, the Company began developing client/server financial management software systems, and in February 1993, released Dynamics. Dynamics is the Company's client/server product for the Midmarket businesses that need a Windows client/server system that is flexible and cost-effective, but does not require information technology
(IT) personnel dedicated to database administration. In July 1994, the Company released Dynamics C/S+, a Windows client/server system for Midmarket businesses that have high volume processing requirements, complex financial management needs and formal IT departments.

    The Company made significant investments in research and development in the early 1990s to launch its Windows client/server products. In addition, the Company has made a significant investment in building an experienced and knowledgeable Partner distribution network to market, implement, support and service its Dynamics C/S+ and Dynamics products (together, the "client/server products"). Since the release of the client/server products, the Company's principal source of revenues has shifted from the heritage product to the client/server products. Client/server products accounted for 40.2%, 61.4% and 77.4% of the Company's total revenues for fiscal 1995, 1996 and 1997, respectively, and 86.6% for the nine months ended February 28, 1998.

    The Company's revenues are derived from two principal sources: software license fees ("license fees") and fees for maintenance, technical support, training and consulting services (collectively, "service fees"). The Company recognizes revenue in accordance with Statement of Position 91-1, Software Revenue Recognition. See Note 1 of Notes to Consolidated Financial Statements. License fee revenues are generally recognized upon shipment of the related software product. Fees for the Company's maintenance and support plans are recorded as deferred revenue when billed to the customer and recognized ratably over the term of the maintenance and support agreement, which is typically one year. Fees for the Company's training and consulting services are recognized at the time the services are performed.

    The Company's client/server customers are required to purchase a one-year maintenance plan at the time the product is acquired. A majority of the client/server customers renew the maintenance plan after the initial term. Under the maintenance plan, the Company provides client/server customers with product upgrades in addition to online assistance and information. The Company's heritage product customers, on the other hand, are not required to purchase a maintenance plan at the time the product is acquired. In addition, the optional heritage product maintenance plan does not include significant product upgrades. The Company has historically released significant upgrades of its heritage product approximately every two years. Prior to fiscal 1996, when heritage product revenues represented the principal source of the Company's revenues, the release of a significant upgrade of the heritage product had a positive impact on revenues in the quarters following release. As a result of the shift to client/server products as the Company's principal source of revenues, the Company expects to experience less fluctuation in total revenues in the event significant upgrades of its heritage product are released.

    The Company currently sells its products through subsidiaries located in the United Kingdom, Australia, Singapore and South Africa, as well as through international Partners in other select international markets in Western and Eastern Europe, the Middle East and Latin America. The Company's client/server products have been sold in approximately 50 countries.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenues represented by certain items reflected in the Company's consolidated statement of income.

                                                                                                         NINE MONTHS ENDED
                                                                             YEAR ENDED MAY 31,             FEBRUARY 28,
                                                                       -------------------------------  --------------------
                                                                         1995       1996       1997       1997       1998
                                                                       ---------  ---------  ---------  ---------  ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  License............................................................       66.1%      64.1%      62.9%      61.7%      61.3%
  Service............................................................       33.9       35.9       37.1       38.3       38.7
                                                                       ---------  ---------  ---------  ---------  ---------
    Total revenues...................................................      100.0      100.0      100.0      100.0      100.0
                                                                       ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  License............................................................       11.7       11.6       11.1       11.5       13.2
  Service............................................................       14.9       14.2       14.5       14.5       12.6
                                                                       ---------  ---------  ---------  ---------  ---------
    Total cost of revenues...........................................       26.6       25.8       25.6       26.0       25.8
                                                                       ---------  ---------  ---------  ---------  ---------
    Gross margin.....................................................       73.4       74.2       74.4       74.0       74.2
                                                                       ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Sales and marketing................................................       37.0       34.2       38.4       39.1       37.6
  Research and development...........................................       24.5       21.0       16.9       17.5       14.7
  General and administrative.........................................       10.2       11.3        9.8       10.0        9.4
                                                                       ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........................................       71.7       66.5       65.1       66.6       61.7
                                                                       ---------  ---------  ---------  ---------  ---------
Operating income.....................................................        1.7        7.7        9.3        7.4       12.5
Other income (expense), net..........................................        (.7)        .2        0.9        0.8        4.5
                                                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........................................        1.0        7.9       10.2        8.2       17.0
Income tax provision (benefit).......................................        0.1       (9.7)       3.8        3.1        6.8
Cumulative effect of change in accounting principle..................        0.6       --         --         --         --
                                                                       ---------  ---------  ---------  ---------  ---------
Net income...........................................................        0.3%      17.6%       6.4%       5.1%      10.2%

REVENUES

    REVENUES. Revenues increased from $37.9 million in fiscal 1995 to $42.3 million in fiscal 1996, and to $57.1 million in fiscal 1997, representing increases of 11.5% and 35.1%, respectively. Revenues increased from $39.5 million for the nine months ended February 28, 1997 to $59.4 million for the nine months ended February 28, 1998, representing an increase of 50.6%. These increases in revenues were primarily due to increased demand for the Company's client/server products and related services.

    The following table sets forth for the periods indicated client/server and heritage product revenues, each as a percentage of total revenues:

                                                                                                     NINE MONTHS ENDED
                                                                         YEAR ENDED MAY 31,             FEBRUARY 28,
                                                                   -------------------------------  --------------------
                                                                     1995       1996       1997       1997       1998
                                                                   ---------  ---------  ---------  ---------  ---------
Client/server product revenues...................................       40.2%      61.4%      77.4%      79.9%      86.6%
Heritage product revenues........................................       59.8       38.6       22.6       20.1%      13.4%

    Client/server product revenues, including license and service fees, increased from $15.2 million in fiscal 1995 to $25.9 million in fiscal 1996 and to $44.2 million in fiscal 1997, representing increases of 70.4% and 70.5%, respectively. Client/server product revenues increased from $31.5 million for the nine months ended February 28, 1997 to $51.4 million for the nine months ended February 28, 1998, representing an increase of 63.3%.

    The increases in client/server product revenues were offset, in part, by a decrease in revenues from the Company's heritage product. Heritage product revenues decreased from $22.7 million in fiscal 1995 to $16.4 million in fiscal 1996, and to $12.9 million in fiscal 1997, representing decreases of 28.0% and 21.1%, respectively. These decreases in heritage product revenues were primarily a result of decreased demand for DOS- and Macintosh-based financial management software, which reflects the broader market trend toward Windows and client/server technologies. Heritage product revenues for the nine months ended February 28, 1997 were $8.0 million, consistent with heritage product revenues of $8.0 million for the nine months ended February 28, 1998. Heritage product revenues did not decrease for the nine months ended February 28, 1998 due to revenues from the shipment of two upgrades to the Company's heritage product which were, in part, offset by a decrease in revenues from new customer sales of the heritage product.

    The Company's international revenues increased from $4.1 million in fiscal 1995 to $4.4 million in fiscal 1996, and to $8.6 million in fiscal 1997, representing 10.8%, 10.4% and 15.0% of total revenues, respectively. These increases were a result of growth in existing markets as well as new subsidiary operations and additional international Partners. International revenues increased from $5.6 million for the nine months ended February 28, 1997 to $8.7 million for the nine months ended February 28, 1998, representing 14.1% and 14.6% of total revenues, respectively. This increase was primarily a result of growth in existing markets, including growth in the Company's subsidiary operations in the United Kingdom and Australia, as well as revenues from new subsidiary operations in Singapore and South Africa.

    LICENSE. Total license fee revenues increased from $25.1 million in fiscal 1995 to $27.1 million in fiscal 1996, and to $35.9 million in fiscal 1997, representing increases of 8.1% and 32.7%, respectively. Total license fee revenues increased from $24.4 million for the nine months ended February 28, 1997 to $36.4 million for the nine months ended February 28, 1998, representing an increase of 49.6%. These increases in total license fee revenues were largely attributable to increased market acceptance of the Company's client/server products and a broader client/server product offering. The Company added to its client/server product offering with the release of a Microsoft SQL Server edition of Dynamics C/S+ in April 1996, additional applications and functionality for the Dynamics product line in May 1996, and the release of additional functionality and applications for the SQL Server edition in November 1996. In addition to these significant releases, the Company has shipped other new releases of its client/server products which have also added additional functionality and applications to its offerings. Moreover, since the release of the Company's client/server products, the Company has increased its sales, marketing and service capacity. These factors have led to both an increase in the number of client/server software licenses and an increase in the average revenues derived from individual client/server licenses.

    The increase in client/server product license fee revenues was offset, in part, by a decrease in heritage product license fee revenues for the fiscal years ended May 31, 1996 and 1997. The decrease in heritage product license fees was primarily a result of decreased demand for DOS- and Macintosh-based financial management software. In addition, the Company has historically released significant upgrades of its heritage product approximately every two years, which had a positive impact on heritage product license fee revenues in the quarters following release. A significant upgrade of the heritage product was released in February 1997 and was marketed principally to the Company's installed base of heritage product customers. This release resulted in an increase in heritage revenue for the quarters ended May 31, 1997 and August 31, 1997. In addition, a complementary upgrade, a Windows interface for the Company's heritage DOS product, was released in December 1997. Together, these releases resulted in an increase in heritage product license fee revenues for the quarter and nine months ended February 28, 1998. Notwithstanding the positive impact on revenues these releases may have, the Company expects that overall heritage product license fee revenues will continue to decline. In addition, the Company also anticipates that fluctuations in heritage product license fee revenues due to new releases will have a reduced impact on total license fee revenues as heritage product license fee revenues become a smaller portion of total license fee revenues.

    SERVICE. Service revenues increased from $12.8 million in fiscal 1995 to $15.2 million in fiscal 1996, and to $21.2 million in fiscal 1997, representing increases of 18.3% and 39.5%, respectively. Service revenues increased from $15.1 million for the nine months ended Februrary 18, 1997 to $23.0 million for the nine months ended February 28, 1998, representing an increase of 52.3%. Service revenues as a percentage of total revenues were 33.9%, 35.9% and 37.1% for fiscal 1995, 1996 and 1997, respectively, and 38.3% and 38.7% for the nine months ended February 28, 1997 and 1998, respectively. The increase in service revenues largely resulted from the increased number of new licenses for the Company's client/server products. The increase in service revenues as a percentage of total revenues largely reflects increases in the installed base of client/server customers and renewals of existing maintenance and support contracts.

COSTS AND EXPENSES

    COST OF LICENSE FEES. Cost of license fees consists primarily of the costs of product manuals, media, shipping and royalties paid to third-party vendors. Cost of license fees increased from $4.4 million in fiscal 1995 to $4.9 million in fiscal 1996, and to $6.4 million in fiscal 1997, representing 17.7%, 18.1% and 17.7% of total license fee revenues in fiscal 1995, 1996 and 1997, respectively. In addition, cost of license fees increased from $4.6 million for the nine months ended February 28, 1997 to $7.9 million for the nine months ended February 28, 1998, representing 18.7% and 21.6% of total license fee revenues for such periods, respectively. The dollar increase in cost of license fees is primarily attributable to the overall growth in license fee revenues and an increase in the sale of products for which the Company is obligated to pay royalties to third party vendors. The increase in cost of license fees as a percentage of total license fee revenues is primarily due to an increase in the sale of products for which the Company is obligated to pay royalities to third-party vendors. The cost of license fees as a percentage of license fee revenues may increase if the Company enters into additional third-party royalty arrangements or if sales which include third party products increase as a percentage of total revenues.

    COST OF SERVICES. Cost of services consists of the costs of providing telephone support, training and consulting services to the Company's customers and Partners. Cost of services increased from $5.6 million in fiscal 1995 to $6.0 million in fiscal 1996, and to $8.3 million in fiscal 1997, representing 43.8%, 39.4% and 39.0% of total service revenues, respectively. In addition, cost of services increased from $5.7 million for the nine months ended February 28, 1997 to $7.5 million for the nine months ended February 28, 1998, representing 37.8% and 32.5% of total service revenues, respectively. The increase in cost of services is primarily due to the expansion of the Company's customer and Partner service resources. Cost of services as a percentage of service revenues decreased primarily as a result of improved efficiency in operations. The Company anticipates that cost of services will increase in dollar amount as service revenues increase and may decrease slightly as a percentage of service revenues.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, travel and promotional expenses. Sales and marketing expenses were $14.0 million in fiscal 1995, $14.5 million in fiscal 1996 and $21.9 million in fiscal 1997, representing 37.0%, 34.2% and 38.4% of total revenues, respectively. Sales and marketing expenses increased from $15.4 million for the nine months ended February 28, 1997 to $22.3 million for the nine months ended February 28, 1998, representing 39.1% and 37.6% of total revenues, respectively. The decrease in sales and marketing expenses as a percentage of revenues from fiscal 1995 to fiscal 1996 reflects an increase in sales and marketing productivity and a corresponding increase in revenues derived from the Company's client/server products. In fiscal 1997, however, the Company increased spending on sales and marketing to promote the Microsoft SQL Server edition of its Dynamic C/S+ product. As a result of these investments, the Company again experienced an increase in sales and marketing productivity and a corresponding increase in revenues from the Company's client/server products for the nine months ended February 28, 1998. The dollar increase in sales and marketing expenses in fiscal 1997 and for the nine months ended February 28, 1998 is attributable to the hiring of additional sales and marketing personnel, increased commission expenses associated with higher revenue, continued investments in expanding the capacity and capability of the channel for its Windows NT client/server products, and increased marketing expenses for the Company's client/server product lines. In addition, the Company increased sales and marketing expenses related to the operation of its international subsidiaries in the United Kingdom, Australia, Singapore and South Africa. The Company anticipates that sales and marketing expenses will increase in dollar amount as total revenues increase. However, the Company does not anticipate significant changes in sales and marketing expenses as a percentage of total revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation of development personnel and depreciation of equipment. The Company has made significant investments in research and development with total expenses of $9.3 million in fiscal 1995, $8.9 million in fiscal 1996 and $9.7 million in fiscal 1997, representing 24.5%, 21.0% and 16.9% of total revenues, respectively. Research and development expenses were $6.9 million for the nine months ended February 28, 1997 and $8.7 million for the nine months ended February 28, 1998, representing 17.5% and 14.7% of total revenues, respectively. These research and development expenses were primarily related to the Company's efforts to release additional functionality and applications for its client/server products including the Microsoft SQL Server edition of Dynamics C/S+. In addition, the Company has devoted resources to the development of Internet-enabled applications and electronic commerce products. The Company anticipates that it will continue to devote substantial resources to its research and development efforts and that research and development expenses will increase in dollar amount in future periods and may increase as a percentage of revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries of executive, financial, human resources and information services personnel as well as outside professional fees. General and administrative expenses increased from $3.9 million in fiscal 1995, to $4.8 million in fiscal 1996, and to $5.6 million in fiscal 1997, representing 10.2%, 11.3% and 9.8% of total revenues, respectively. General and administrative expenses increased from $4.0 million for the nine months ended February 28, 1997 to $5.6 million for the nine months ended February 28, 1998, representing 10.0% and 9.4% of total revenues, respectively. These increases in dollar amounts for fiscal 1996 and fiscal 1997 were primarily due to increased staffing and related expenses necessary to manage and support the expansion of the Company's operations. For the nine months ended February 28, 1998, the increase is also, in part, attributable to additional expenses related to being a publicly held company. In addition, the Company anticipates that its rent expense will increase in future years due to its expected move into a new facility late in fiscal 1999.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of earnings from investments net of any interest expenses. Other income (expense), net was ($0.3) million for fiscal 1995, $0.1 million for fiscal 1996, and $0.6 million for fiscal 1997. Other income (expense), net increased from

$0.3 million for the nine months ended February 28, 1997 to $2.7 million for the nine months ended February 28, 1998. The increase in other income (expense), net was primarily from increased investment earnings due to increased investment levels as a result of the more than $50 million received in June 1997 from the Company's initial public offering of Common Stock as well as additional cash resulting from the Company's increased profitability.

    PROVISION (BENEFIT) FOR INCOME TAXES. Provision (benefit) for income taxes was $45,000, $(4,099,000) and $2,207,000 in fiscal 1995, 1996 and 1997, respectively. In fiscal 1995, the Company's provision included the federal alternative minimum tax and state income taxes. Prior to May 1996, the Company determined that the realization of the net operating loss carryforward and other deferred tax assets did not meet the recognition criteria under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and, accordingly, a valuation allowance was established to reserve the net operating loss carryforward and other deferred tax assets. For fiscal 1996, the Company recorded a $4.1 million tax benefit related to the reversal of the valuation allowance. This reversal was based on management's analysis of current levels of earnings and its future outlook, which increased the likelihood of the Company realizing its deferred tax assets; thus the valuation allowance was no longer deemed necessary. In fiscal 1997, the Company recorded an income tax provision consistent with federal and, in part, state statutory income tax rates. For the nine months ended February 28, 1997, the provision for income taxes was $1.2 million and, for the nine months ended February 28, 1998, the provision for income taxes was $4.0 million, an effective tax rate of 38% and 40% of income before income taxes, respectively.

SELECTED QUARTERLY OPERATING RESULTS

    The following table sets forth certain unaudited consolidated financial information for each of the four quarters in the Company's fiscal year ended May 31, 1997 and for the first three quarters of the Company's fiscal year ending May 31, 1998. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                                       THREE MONTHS ENDED
                                                               -------------------------------------------------------------------
                                                                                  NOVEMBER 30,     FEBRUARY 28,
                                                               AUGUST 31, 1996        1996             1997         MAY 31, 1997
                                                               ---------------  ----------------  ---------------  ---------------
                                                                                         (IN THOUSANDS)
Revenues:
  License....................................................  $         6,655   $        8,478   $         9,224  $        11,562
  Service....................................................            4,413            5,208             5,475            6,106
                                                               ---------------         --------   ---------------  ---------------
    Total revenues...........................................           11,068           13,686            14,699           17,668
                                                               ---------------         --------   ---------------  ---------------
Cost of revenues:
  License....................................................            1,170            1,550             1,832            1,810
  Service....................................................            1,636            2,012             2,050            2,562
                                                               ---------------         --------   ---------------  ---------------
    Total cost of revenues...................................            2,806            3,562             3,882            4,372
                                                               ---------------         --------   ---------------  ---------------
    Gross profit.............................................            8,262           10,124            10,817           13,296
                                                               ---------------         --------   ---------------  ---------------
Operating expenses:
  Sales and marketing........................................            4,054            5,660             5,702            6,519
  Research and development...................................            2,172            2,318             2,414            2,775
  General and administrative.................................            1,224            1,209             1,540            1,619
                                                               ---------------         --------   ---------------  ---------------
    Total operating expenses.................................            7,450            9,187             9,656           10,913
                                                               ---------------         --------   ---------------  ---------------
Operating income.............................................              812              937             1,161            2,383
Other income.................................................               83              119               103              252
                                                               ---------------         --------   ---------------  ---------------
    Income before income taxes...............................              895            1,056             1,264            2,635
Income tax provision.........................................              344              406               470              987
                                                               ---------------         --------   ---------------  ---------------
Net income...................................................  $           551   $          650   $           794  $         1,648
                                                               ---------------         --------   ---------------  ---------------
                                                               ---------------         --------   ---------------  ---------------


                                                                                  NOVEMBER 30,     FEBRUARY 28,
                                                               AUGUST 31, 1997        1997             1998
                                                               ---------------  ----------------  ---------------

Revenues:
  License....................................................  $        10,335   $       12,282   $        13,816
  Service....................................................            6,439            7,763             8,791
                                                               ---------------         --------   ---------------
    Total revenues...........................................           16,774           20,045            22,607
                                                               ---------------         --------   ---------------
Cost of revenues:
  License....................................................            1,935            2,654             3,266
  Service....................................................            2,251            2,511             2,723
                                                               ---------------         --------   ---------------
    Total cost of revenues...................................            4,186            5,165             5,989
                                                               ---------------         --------   ---------------
    Gross profit.............................................           12,588           14,880            16,618
                                                               ---------------         --------   ---------------
Operating expenses:
  Sales and marketing........................................            6,199            7,709             8,416
  Research and development...................................            2,676            3,011             3,030
  General and administrative.................................            1,894            1,662             2,086
                                                               ---------------         --------   ---------------
    Total operating expenses.................................           10,769           12,382            13,532
                                                               ---------------         --------   ---------------
Operating income.............................................            1,819            2,498             3,086
Other income.................................................              736            1,067               878
                                                               ---------------         --------   ---------------
    Income before income taxes...............................            2,555            3,565             3,964
Income tax provision.........................................            1,022            1,426             1,587
                                                               ---------------         --------   ---------------
Net income...................................................  $         1,533   $        2,139   $         2,377
                                                               ---------------         --------   ---------------
                                                               ---------------         --------   ---------------

    The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's Common Stock. The Company establishes its expenditure levels based on its expectations as to future revenue, and, if revenue levels are below expectations, expenses can be disproportionately high. As a result, a drop in near term demand for the Company's products could significantly affect both revenues and profits in any quarter. In the future, the Company's operating results may fluctuate for this reason or as a result of a number of other factors, including increased expenses, timing of product releases, increased competition, variations in the mix of sales, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers.

    The Company's business has experienced and may continue to experience seasonality. In recent years, the Company has recognized a greater percentage of its revenue and operating income in its fourth fiscal quarter than in any of the first three quarters due to a number of factors, including the timing of product releases and the Company's sales incentive programs. Moreover, due to fiscal year-end sales incentive programs, the Company has historically recognized less revenue and operating income in its first fiscal quarter than in the other quarters.

    As a result of these factors, there can be no assurance that the Company will be able to maintain profitability on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically funded operations primarily through cash provided by operations and the sale of equity securities and, to a lesser extent, from borrowings. Currently, the Company meets its working capital needs and capital equipment needs with cash provided by operations.

    Cash provided (used) by operating activities was ($2.4) million, $8.3 million and $10.3 million for fiscal 1995, 1996 and 1997, respectively. The cash used by operations in fiscal 1995 was primarily a result of an increase in accounts receivable and a decrease in accounts payable, offset, in part, by improved profitability. The increase in cash provided by operations in fiscal 1996 was primarily due to increased profitability of the Company's operations and an increase in deferred revenues. The increase in cash provided by operating activities in fiscal 1997 resulted primarily from increased profitability of the Company's operations. Cash provided by operating activities increased from $5.7 million for the nine months ended February 28, 1997 to $9.5 million for the nine months ended February 28, 1998. The increase in cash provided by operations for the nine months ended February 28, 1998, was primarily due to increased profitability of the Company's operations and an increase in deferred revenue.

    The Company's investing activities used cash of $1.2 million, $2.1 million and $7.1 million in fiscal 1995, 1996 and 1997, respectively. For the nine months ended February 28, 1997 and February 28, 1998, the Company's investing activities used cash of $4.1 milllion and $56.7 million. The principal use of cash in investing activities for fiscal 1995 and 1996 was for capital expenditures related to the acquisition of computer equipment required to support expansion of the Company's operations. For the fiscal year ended May 31, 1997, in addition to capital purchases, the Company purchased $4.9 million of government obligations in order to increase the rate of return earned from cash resources, of which $2.1 million in government obligations was purchased during the nine months ended February 28, 1997. For the nine months ended February 28, 1998, the principal use of cash in investing activities was the purchase of $50.8 million of investments primarily representing the proceeds from the initial public offering.

    The Company's financing activities provided (used) cash of $6.3 million, ($0.8) million and $0.7 million during fiscal 1995, 1996 and 1997, respectively. For the nine months ended February 28, 1997 and February 28, 1998, the Company's financing activities provided cash of $0.3 million and $52.0 million, respectively. In fiscal 1995, the cash provided by financing activities included $8.1 million received in connection with the sale of Series B Preferred Stock and $2.0 million from the sale of Common Stock to employees, partially offset by $3.8 million of payments on the Company's outstanding line of credit and notes payable. For fiscal 1996, financing activities used cash primarily for payments on capital lease obligations and notes payable. For the nine months ended February 28, 1997 and for fiscal 1997, cash provided from financing activities consisted primarily of proceeds received from the exercise of stock options offset in part by payments on capital lease obligations and notes payable. For the nine months ended February 28, 1998, cash provided by financing activities primarily included $50.2 million from the sale of the Company's Common Stock in an intial public offering and $1.8 million from the exercise of stock options.

    The Company's sources of liquidity at February 28, 1998 consisted principally of cash, cash equivalents and investments of $71.8 million. This amount includes approximately $50.2 million in cash generated from the Company's initial public offering of common stock which was completed on June 25, 1997. The Company also has a $10.0 million revolving line of credit facility with a bank. The line of credit expires in November 1998 and borrowings made thereunder are subject to certain covenants. No amounts were outstanding under the line of credit at February 28, 1998. The Company believes that its existing cash, cash equivalents and investments, cash generated from operations and the amounts available under the line of credit will be sufficient to fund its operations for the foreseeable future.

    The Company is actively engaged in researching any issues presented by the Year 2000 that may impact the Company's internal systems. These potential issues result from the use of two-digit year dates rather than four-digit year dates in computer code, which could cause potential failures in date-sensitive software systems that do not recognize "00" as 2000. The Company does not anticipate that Year 2000 issues will materially impact its operations. In addition, the Company's client/server products and recent versions of the heritage products are Year 2000 compliant. See "Business--Products." The Company does not anticipate any material impact on its revenues or earnings as a result of Year 2000 issues.

RECENTLY ISSUED ACCOUNTING STANDARDS

    The American Institute of Certified Public Accountants has approved a new Statement of Position (SOP), SOP 97-2, which will supersede Statement of Position 91-1, "Software Revenue Recognition." SOP 97-2 will be effective for the Company commencing in fiscal 1999. Management has assessed this new statement and believes that its adoption will not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies. See also Note 1 to the Consolidated Financial Statements for additional discussion on recently issued accounting standards.

                                    BUSINESS

    Great Plains Software is a leading provider of Microsoft Windows NT client/server financial management software for mid-sized businesses. The Company's award-winning products and services automate essential business functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its extensive network of Partners throughout the United States, Canada and select international markets.

INDUSTRY BACKGROUND

    In recent years, businesses of all sizes have been subjected to heightened competitive pressures and rapidly changing market conditions. These pressures and conditions have challenged businesses to increase the speed with which they make decisions, establish closer relationships with customers and suppliers, raise the productivity of employees throughout the business and reduce costs. Many mid-sized and larger businesses are meeting these challenges by leveraging the increased functionality, flexibility and access to information offered by financial management systems based on client/server technologies.

    In the past, information technology architectures, particularly the centralization of information on mainframe systems and minicomputers, prevented businesses from using their financial management systems for purposes other than maintaining financial records and processing accounting transactions. These systems were based on a centralized processing and reporting model which was inflexible and did not allow effective integration with other systems or ready access to information.

    With the advent of client/server technologies, however, businesses are better able to use information from their financial management systems to respond to rapidly changing market conditions. The acceptance of client/server systems has been driven by their ability to combine the ease of use and data accessibility of personal computers with the high-volume processing and data storage capabilities of minicomputer and mainframe systems. Client/server-based financial management systems offer real-time information access and distributed processing which enable businesses to increase the speed of decision making and enhance employee productivity. When integrated with Internet technologies, client/server systems provide employees throughout the business and key customers and suppliers with access to critical information.

    Businesses employing client/server financial management systems can generally be grouped into two market segments: (i) the Midmarket segment and
(ii) the enterprise market segment (the "Enterprise Market"). The Midmarket generally consists of businesses with $1 million to $250 million in revenues and 10 to 2,500 employees. In contrast, the Enterprise Market generally consists of companies with revenues in excess of $250 million and more than 2,500 employees. Although many Midmarket businesses have formal information technology (IT) departments, Midmarket companies typically have fewer IT resources than Enterprise Market companies. In addition, whereas Midmarket businesses have historically employed financial management systems based on local area network
(LAN) technologies, minicomputers and mainframes, Enterprise Market companies have principally used mainframe financial management systems.

    Businesses in the Enterprise Market were the first to adopt client/server architecture as the standard for new implementations of financial management systems. More recently, businesses in the Midmarket have also begun to demand financial management systems based on client/server technology. However, client/server financial management systems designed for the Enterprise Market have not been widely implemented by Midmarket businesses because they are generally too complex and take too long and cost too much to implement. Furthermore, the implementation of client/server financial management systems designed for the Enterprise Market often requires significant business process re-engineering that is overly burdensome for Midmarket businesses, especially smaller Midmarket businesses.

MIDMARKET FINANCIAL MANAGEMENT SYSTEM NEEDS

    Midmarket businesses have a number of key business requirements that are different from those of Enterprise Market businesses. The Company believes that Midmarket businesses require a client/server financial management system that is cost-effective, designed for Microsoft technologies, scalable and easy to implement, customize and use.

    Midmarket businesses generally have fewer IT resources than businesses in the Enterprise Market. As a result, these businesses require cost-effective software solutions from vendors that can provide a substantial amount of assistance during the software system selection and implementation process as well as ongoing local support and service. These businesses also require systems that can be rapidly implemented and are easy to learn, use and modify.

    In order to ensure ongoing compatibility, supportability and ease of maintenance, many Midmarket businesses are standardizing on Microsoft technologies, most notably Windows NT, Windows 95 and SQL Server. Many Midmarket businesses are requesting a financial management system that takes full advantage of Microsoft technologies. Systems that are 32-bit and native to Windows currently offer the optimal Microsoft-standard solution.

    Many Midmarket businesses experience rapid growth and have evolving business models. These businesses require financial management systems that can be customized quickly and cost-effectively to accommodate the constantly changing nature of their business systems and procedures. The Company believes that financial management systems must allow Midmarket businesses to easily modify windows, to integrate third-party solutions and to quickly write and seamlessly integrate custom applications.

    Finally, Midmarket companies require financial management systems that can be scaled up as their businesses grow. This requirement is best met by products that offer broad functionality and scalable processing capabilities, and that have an open and flexible architecture that can easily incorporate additional technologies, including Internet and electronic commerce technologies which can extend the availability of information from the financial management system to employees across the business and to customers and suppliers.

THE GREAT PLAINS SOFTWARE SOLUTION

    The Company designs, develops, markets, sells and supports its client/server financial management products based on the following principles:

    OPTIMIZE PRODUCTS FOR LEADING TECHNOLOGIES. The Company has consistently focused on identifying leading technologies and integrating them into its products. In particular, the Company's products are designed for Microsoft technologies, including Windows NT, Windows 95, SQL Server, Internet Explorer, Internet Information Server, Site Server, Visual Basic, Visual Basic for Applications and C++. The Company's products can also be integrated with technologies from other leading suppliers, such as Citrix Systems, Pervasive Software and Novell.

    LEVERAGE PARTNER NETWORK. The Company has made a significant investment in building an experienced and knowledgeable Partner network, which consists of VARs, systems integrators, Big Six and other accounting firms, ISVs and specialized software consultants. The Company's products are sold and implemented exclusively through its extensive network of Partners. The Company believes that its Partners have a significant influence over product choices by customers, and that the Company's relationships with its Partners are essential to the Company's success. Through its Partner network, the Company is able to provide customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and technical support. Many of the Partners customize the Company's products to fit individual business needs and develop software applications that integrate with and extend the functionality of the Company's products.

    PROVIDE AWARD-WINNING SERVICE AND TECHNICAL SUPPORT. The Company believes that prompt and effective service and technical support are essential elements of a complete financial management software solution, and dedicates significant resources to delivering timely, reliable and cost-effective service to its customers and Partners. The Company has received numerous industry awards for its customer and Partner service, including the 1996 Positive Performer Grand National Award for excellence in customer service from Inc. magazine and MCI Communications.

    MEET BROAD SPECTRUM OF MIDMARKET NEEDS. The Company's client/server product lines, Dynamics C/S+ and Dynamics, are designed to meet the broad spectrum of financial management needs of the Midmarket. Dynamics C/S+ is designed for businesses in the Midmarket that have high volume processing requirements, complex financial management needs and formal IT departments. Dynamics is designed for Midmarket businesses that need a Windows client/server solution that is cost-effective and flexible, but does not require IT personnel dedicated to database administration. The Company's customers can upgrade from Dynamics to Dynamics C/S+ as their businesses grow and financial management software needs evolve.

    ENABLE RAPID IMPLEMENTATION, EASE OF USE AND CUSTOMIZATION. The Company has designed its software for rapid implementation. The Company's products, which are based on the Windows-interface standard, are easy to learn and use. The Company also offers a suite of tools that allow its customers and Partners to easily modify and create windows and reports, to integrate third-party solutions and to quickly write and seamlessly integrate custom applications. In addition, customers and Partners can accomplish similar customization using industry-standard, third-party tools, such as Microsoft Visual Basic and Visual Basic for Applications, Crystal Reports and FRx financial report writer.

    IMPROVE INFORMATION ACCESS. The architecture and design of the Company's client/server products allow customers to quickly and easily access real-time information. Instead of having to print and analyze reports to locate data, customers can use the extensive "drill down" capabilities of the products to gain online access to information contained throughout the financial management system. In addition, customers can easily transfer information from the Company's client/server products to desktop applications, such as Microsoft Word and Excel, for analysis and dissemination.

    INTEGRATE AND LEVERAGE INTERNET TECHNOLOGIES. The Company's products employ Internet technologies to facilitate financial reporting, analysis and communication both within an organization and with its customers and suppliers. In addition, Dynamics.Order and Dynamics.Commerce, the Company's electronic commerce solutions, allow customers of Midmarket businesses to place and track orders over the Internet. The Company believes that enabling easy, cost-effective and security-enhanced communication and information sharing among employees as well as facilitating order placement with customers are important elements of a Midmarket financial management system.

STRATEGY

    The Company's strategy is to extend its position as a leading provider of Microsoft Windows NT client/server financial management systems to the Midmarket. The following are the key elements of the Company's strategy:

    EXTEND TECHNOLOGY LEADERSHIP. The Company has a strong record of technical innovation and leadership and intends to continue to invest in the development of new technologies and products. The Company's client/server product lines, Dynamics C/S+ and Dynamics, were among the first financial management systems in the Midmarket to receive Microsoft Windows 95 (Dynamics C/S+ and Dynamics) and Microsoft BackOffice (Dynamics C/S+) logo compliance (recognition from Microsoft that they meet the development criteria for Windows 95 as well as Microsoft BackOffice technologies, including Windows NT and SQL Server). In addition, the Company's client/server products have received industry awards, including an Editors' Choice Award from PC Magazine and a Reviewers' Choice Award from

Personal Computing Magazine in the United Kingdom. The Company believes that its client/server architecture is well-suited for the ongoing integration of new technologies. The Company maintains a research team dedicated to assessing new and emerging technologies. In addition, the Company intends to maintain its leadership in providing customization capabilities that are essential to businesses in the Midmarket.

    EXPAND AND STRENGTHEN PARTNER NETWORK. The Company believes that its Partner network has been able to penetrate the Midmarket by providing high-quality, cost-effective marketing, sales and service. Through its channel development and recruiting efforts, as well as its training, certification and performance recognition programs, the Company intends to continue to expand and strengthen this network. For example, the Company instituted a program in 1997, Center for Organizational Excellence (CORE), which offers Partners increased training, service and support to help them develop and expand their businesses. The program also provides product and curricula offerings to colleges and universities designed to increase the number of graduates familiar with the Company's products. The Company also hosts a number of business and technology conferences each year, including "Stampede," an annual three-day Partner conference in Fargo, where the Company is headquartered, that had more than 1,250 Partner participants in 1997.

    CONTINUE AWARD-WINNING SERVICE AND TECHNICAL SUPPORT. The Company believes that prompt and effective service and technical support are essential elements of a complete financial management software system and are vital to maintaining customer and Partner satisfaction. The Company has received numerous industry awards for its customer and Partner service, and continues to invest in its support infrastructure. For example, the Company is expanding its existing Internet-based technical support to customers and Partners. The Company believes that its initiatives will further increase the timeliness and effectiveness of its service and technical support.

    SUPPORT DOS-BASED PRODUCTS AND MIGRATE CUSTOMERS TO CLIENT/SERVER
PRODUCTS. The Company intends to continue to support customers who use its DOS-based product, Great Plains Accounting, and to offer specialized pricing programs and tools to migrate these customers to its client/server products. In addition, the Company has developed and is marketing migration tools for moving customers from competitors' DOS-based accounting systems to its client/server financial management systems.

    EXPAND GLOBAL PRODUCT OFFERING AND INFRASTRUCTURE. The Company currently sells its products through subsidiaries located in the United Kingdom, Australia, Singapore and South Africa, as well as through international Partners in other select international markets in Western and Eastern Europe, the Middle East and Latin America. The Company's client/server products have been sold in approximately 50 countries. The Company intends to expand its global infrastructure by entering into additional international distribution agreements, acquiring certain existing distributors and pursuing the acquisition of related software products or companies.

    MAINTAIN GREAT PLAINS SOFTWARE VALUES. Great Plains Software is deeply committed to developing and sustaining long-term relationships with its Partners, customers, employees and suppliers. The Company has been built on a Mission Statement and a set of Shared Values that express this commitment. The Company believes that a continued commitment to its Mission Statement and these values results in higher employee, customer and Partner satisfaction. In December 1997, the Company was named one of the "100 Best Companies to Work for in America" by FORTUNE magazine.

                    GREAT PLAINS SOFTWARE MISSION STATEMENT

    To improve the life and business success of Partners and Customers by providing superior financial management software, services and tools.

                      GREAT PLAINS SOFTWARE SHARED VALUES

    We must:

    1. Foster a close relationship with our Partners and Customers that will result in a better understanding of what they are experiencing;

    2. Encourage innovation, independent action, team spirit and personal growth in all employees;

    3.  Ensure that everything we do reflects exceptional levels of quality;
       and

    4.  Demonstrate high integrity in all business relationships.

TECHNOLOGY

    The Company's products leverage key Microsoft technologies and are based on the following strategies:

    32-BIT OPTIMIZATION FOR WINDOWS NT AND WINDOWS 95. The Company's client/server products are 32-bit applications optimized for Windows NT and Windows 95, and are among the few financial management systems that can be customized with Visual Basic for Applications, which the Company has licensed from Microsoft. In addition, as 32-bit applications, the Company's client/server products are among the few financial management systems that support Windows NT on both the desktop and the server, which maximizes the performance and fault tolerance capabilities of Windows NT.

    MICROSOFT SQL SERVER OPTIMIZATION. Dynamics C/S+ is optimized for the latest releases of Microsoft SQL Server and includes stored procedures to enhance distributed processing, overall performance and data integrity. The Company's implementation of Microsoft SQL Server and Windows NT also enhances data accessibility and system scalability.

    NATIVE WINDOWS NT AND WINDOWS 95 IMPLEMENTATION. The Company's client/server products are designed to take full advantage of Windows NT and Windows 95 capabilities, unlike "screen scraper" products that have a graphical interface grafted onto DOS-based or legacy software systems. The Company believes that its design philosophy has resulted in products that are easier to use and more intuitive because they adhere closely to the same interface standards as Windows 95 desktop applications. Moreover, as native Windows applications, the Company's client/server products require less memory and enable more efficient multi-tasking than screen-scraper products.

    COMPONENTIZED FUNCTIONALITY. The business rules, or financial logic, of the Company's products have been designed and developed into "logic components." This "componentization" or "object orientation" of the product allows the Company to use software code multiple times within a product and from product to product, increasing the speed with which new applications and product extensions can be developed. The componentized architecture of the Company's products also allows Company and third-party applications to share a common user interface thereby creating a seamless and easy to use environment for customers. Moreover, the Company makes certain components available to ISV Partners, which facilitates their ability to integrate third party applications into the Company's client/server products.

    MULTI-TIER CLIENT/SERVER ARCHITECTURE. The multi-tier client/server architecture of the Company's products enhances the processing flexibility and efficiency of its products by allowing processing to occur on the desktop computer, the application server or the database server. In addition, this architecture enhances scalability and deployment capabilities over wide area networks and the Internet.

    INTERNET INTEGRATION. The Company has deployed and is continuing to develop Internet products to extend the availability of information from financial management systems to employees across the business and customers and suppliers. The Company's client/server products take advantage of leading Internet technologies, including Microsoft Internet Explorer, Netscape Navigator, Microsoft Internet Information Server, FrontPage, Microsoft Site Server, ActiveX and Java.

PRODUCTS

    The Company's client/server product lines, Dynamics C/S+ and Dynamics, consist of a suite of financial and distribution applications and a suite of customization and development tools. In addition, the Dynamics C/S+ product line includes a suite of field service applications. The Company also offers a DOS- and Macintosh-based product, Great Plains Accounting.

    DYNAMICS C/S+

    First released in July 1994, Dynamics C/S+ is the Company's client/server financial management system for Midmarket businesses that have high volume processing requirements, complex financial management needs and formal IT departments. These businesses require the distributed processing and increased throughput delivered by Windows NT, Microsoft SQL Server and the multi-tier architecture of the Company's products. Dynamics C/S+ has received several industry awards and was one of the first client/server financial management systems to receive Microsoft Windows 95 and BackOffice logo compliance.

    DYNAMICS

    First released in February 1993, Dynamics is the Company's client/server financial management system for Midmarket businesses that need a Windows client/server solution that is flexible and cost-effective, but does not require IT personnel dedicated to database administration. Dynamics is built on the same foundation as Dynamics C/S+ and leverages leading Microsoft technologies, including Microsoft Windows 95, Windows NT and Visual Basic. Dynamics has received several industry awards and was one of the first client/server financial management applications to receive Windows 95 logo compliance.

    CLIENT/SERVER PRODUCT FUNCTIONALITY

    The Company's client/server product lines, Dynamics C/S+ and Dynamics, consist of a suite of financial and distribution applications and a suite of development and customization tools. These suites, which are offered across both product lines, address similar business needs yet provide features and technologies specifically designed for the distinct requirements of Dynamics C/S+ and Dynamics customers.

    The financial management solution offered with both client/server products automate the critical financial and distribution functions of Midmarket businesses. These applications can be grouped into two categories, financial applications and distribution applications. In addition, the Dynamics C/S+ product line includes a suite of field service applications:

       FINANCIAL APPLICATIONS deliver such essential functionality as general ledger, accounts receivable, accounts payable, invoicing and payroll. In addition, one of the Company's Internet applications, Dynamics.View, provides employees across a business with access to financial information via a Web browser.

       DISTRIBUTION APPLICATIONS provide inventory management, sales order processing and purchase order processing. In addition, Dynamics.Order and Dynamics.Commerce, the Company's electronic commerce applications, allow customers of Midmarket businesses to place and track orders over the Internet.

       FIELD SERVICE APPLICATIONS provide service call management, contract administration, preventive maintenance, returns management, and depot management capabilities for businesses that provide service in the computer/IT market, medical electronics, telecommunication equipment, office equipment, HVAC and environmental controls, as well as factory and plant automation equipment. The field service applications integrate with the Dynamics C/S+ financial and distribution applications.

    The Company's suite of development and customization tools, DynamicTools, allows customers and Partners to customize and extend the functionality of Dynamics C/S+ and Dynamics. Key tools in the DynamicTools suite are Dexterity, Modifier, Visual Basic for Applications, Report Writer, Continuum for Visual Basic and NetTools. Dexterity enables customers and third party developers to create applications that seamlessly integrate with, and have the same look and feel as, the Company's client/server applications. Modifier is used to customize windows and cursor navigation. The Company's implementation of Visual Basic for Applications, under license from Microsoft, allows the Company's client/server products to be integrated with customer-specific or industry-standard applications or easily customized to fit specific customer needs. Report Writer allows for the creation and modification of reports. Continuum for Visual Basic facilitates integration between the Company's client/server products and Microsoft Visual Basic applications through the use of wizards (online instruction guides) and point-and-click operations. NetTools facilitates the integration of the Company's client/server products with leading Internet technologies.

    The Company's client/server products are Year 2000 compliant.

    GREAT PLAINS ACCOUNTING

    The Company's Great Plains Accounting product is available for DOS and Macintosh operating systems in LAN and single user environments. Great Plains Accounting includes a suite of financial applications that provides customers with a broad range of features and functions. The Company's most recent version of Great Plains Accounting, Version 9.0, released in February 1997, is marketed primarily to existing Great Plains Accounting customers. In addition, the Company released a Windows interface upgrade for its Great Plains Accounting DOS product in December 1997. The Company is actively promoting the migration of its Great Plains Accounting customers to its client/server products. The Company's revenues from its Great Plains Accounting product have declined in quarters where the Company has not experienced significant upgrade revenue, and the Company expects that heritage revenues will continue to decline in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

    The Company's Great Plains Accounting product has been Year 2000 compliant since the shipment of Version 7 in April 1993. All releases subsequent to Version 7 are also Year 2000 compliant.

SALES AND MARKETING

    SALES. The Company sells, implements and supports its products exclusively through its Partner network consisting of VARs, specialized software consultants, ISVs, systems integrators and Big Six and other accounting firms. The Company's Partners are independent organizations that perform some or all of the following functions: sales and marketing; systems implementation and integration; software development and customization; and ongoing consulting, training, service and technical support. In many instances, a Partner's primary source of income is derived from selling, implementing and supporting the Company's products.

    The Company believes that its Partners have a significant influence over product choices by customers and that its relationships with its Partners are an essential element in its marketing, sales and implementation efforts. Through its Partner network, the Company is able to provide customers with trained and knowledgeable software professionals who are available locally to implement its systems as well as provide ongoing service and support. Many of the Company's Partners customize the Company's systems to fit individual business needs and develop industry-specific software applications that integrate with and extend the functionality of the Company's products.

    The Company actively recruits Partners through channel development groups and has specialized strategies aimed at recruiting and supporting ISVs and accounting firms. Partners are required to undergo training and certification procedures before being authorized to sell and implement the Company's products and must maintain certain standards and sales volumes to retain such authorization.

    The Company has subsidiaries located in the United Kingdom, Australia, Singapore and South Africa. In addition, the Company has established cooperative relationships with several international Partners to further the international distribution of its products, which involves localizing and translating its products, locating and training qualified VARs, marketing its products and providing ongoing customer service and technical support. International Partners typically pay localization and translation costs for the Company's software in exchange for exclusive distribution rights, while the Company retains ownership of the localized version of the software. The Company and its international distributors have developed localized language versions of its client/server products, including Arabic, Polish, German, Portuguese and Spanish. In addition, the Company has developed localized versions for the United Kingdom, Australia, New Zealand, South Africa and French-speaking Canada. The Company's product architecture is designed to facilitate the translation, localization and maintenance of multilingual, multinational versions.

    The Company has recently entered into distribution arrangements in Western and Eastern Europe, the Middle East and Latin America. The Company's international business may be affected by such factors as local economic and market conditions, political and economic instability, greater difficulty in administering operations, difficulties in enforcing intellectual property and contractual rights, difficulties in tailoring the Company's software products to fit local accounting principles, rules, regulations, language, tax codes and customs, fluctuations in currency exchange rates and the need for compliance with a wide variety of foreign and United States export regulations.

    MARKETING. The Company is focused on building market awareness and acceptance of the Company and its products as well as on generating qualified customer and Partner leads. Customer leads are pursued by Partners with assistance from the Company's sales personnel.

    The Company has a comprehensive marketing strategy with several key components: image and awareness building, direct marketing to both prospective and existing customers, a strong Web presence, broad-scale events with strategic partners and local marketing with Partners. The Company's corporate image strategy includes national advertising in key financial, business and technology publications as well as Web-based advertising. The Company's direct marketing includes ongoing direct mail efforts to existing and prospective customers. For prospective customers, the Company also offers seminars and self-qualifying tools to assist them in selecting client/server financial management systems. Seminars are offered in conjunction with Partners in their local or industry-specific markets. The Company's Web-based marketing is designed to generate new leads for the Company. The Company increases product awareness by sponsoring large scale events and seminars for prospective customers with key industry partners, such as Microsoft, Compaq, Digital and IBM. Such events have included satellite product launch events and video-teleconference-based technical seminars. Finally, the Company's marketing strategy is designed to take advantage of the Company's Partner network by including cooperative marketing programs designed for Partners' local markets.

SEASONALITY

    The Company's business has experienced and may continue to experience seasonality. In recent years, the Company has recognized a greater percentage of its revenue and operating income in its fourth fiscal quarter than in any of the first three fiscal quarters due to a number of factors, including the timing of product releases and the Company's sales incentive programs. Moreover, due to generally diminished business activity in the summer quarter, and to the Company's fiscal year-end sales incentive programs, the Company has historically recognized less revenue and operating income in its first fiscal quarter than in the other quarters.

CUSTOMERS

    The Company's client/server products offer functionality and scalability to suit a wide range of Midmarket businesses, from fast-growing entrepreneurial businesses to divisions of large enterprises. In addition, the Company's client/server products, implemented alone or with an industry-specific third party application, have been purchased by companies in a wide variety of industry types, such as:

Advertising                      Healthcare                        Non-Profit
Broadcasting                     Hospitality                       Professional Sports
Computer Software                Information Services              Publishing
Construction                     Insurance and Financial Services  Retail
Distribution                     Internet Software and Services    Telecommunications
Education                        Manufacturing                     Transportation

CUSTOMER AND PARTNER SERVICE

    The Company believes that prompt and effective service and technical support is an important component of a complete financial management system and is critical to the long-term satisfaction of its customers and Partners. The Company has received numerous awards for its Partner and customer service, including the 1996 Positive Performer Grand National Award for excellence in customer service from Inc. magazine and MCI Communications.

    The Company was one of the first personal computer software providers to introduce fee-based support plans and guaranteed telephone response times. The Company also maintains profiles and detailed call histories on each of its customers and Partners. These profiles enable support personnel at the Company to respond more effectively to service inquiries, allow the Company to better forecast which customers are likely to purchase new products or upgraded versions of existing products and assist the Company in developing new applications and features that accurately address the needs of the marketplace.

    The Company provides service and technical support through a service organization consisting of 157 employees as of February 28, 1998. The Company provides a variety of training, technical support and service programs for customers which supplement the primary support provided by Partners. The Company offers video, teleconference and classroom training as well as technical support through a toll-free number, its Website and onsite consultations. Telephone support calls are handled by professional support personnel and have various guaranteed response times, depending on the type of support plan purchased. Response times as short as 30 minutes are offered. In addition to its technical support programs, customers are offered software maintenance programs for an annual fee. These programs provide customers with product upgrades and online information and assistance. The Company also offers comprehensive training and product support to its Partners to ensure that they provide the necessary levels of technical support and assistance to customers. Finally, the Company offers its Partners a variety of consulting resources for resale to customers, including strategic implementation planning, project management and product customization.

RESEARCH AND DEVELOPMENT

    Since its inception, the Company has made substantial investments in research and development. During the fiscal years 1995, 1996, and 1997, software development expenses were approximately $9.3 million, $8.9 million and $9.7 million, respectively. For the nine months ended February 28, 1997 and 1998, software development expenses were $6.9 million and $8.7 million, respectively. As of February 28, 1998, the Company had 174 employees engaged in research and development.

    The Company's research and development efforts employ a standard development process to guide software development through stages of product concept, market requirements analysis, product definition, design specification, coding, testing and release. These efforts are also focused on identifying, developing and integrating leading technologies into its products to better meet customer needs.

    The Company's software products are designed for Microsoft technologies, including Windows NT, Windows 95 and SQL Server. In addition, the Company's products utilize other Microsoft technologies, including Internet Information Server, FrontPage, Visual Basic, Visual Basic for Applications and Site Server. Accordingly, the Company's strategy will require that the Company's products and technology be compatible with new developments in Microsoft's technology.

INTELLECTUAL PROPERTY RIGHTS AND LICENSES

    The Company regards certain features of its internal operations, software and documentation as its intellectual property. The Company relies on a combination of contract, copyright, trademark and trade secret laws, a mandatory software registration mechanism and other measures to protect its intellectual property. The Company has no patents. The Company believes that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and the timeliness and quality of support services. It is the Company's policy to file for protection of its basic trademarks and service marks in countries in which the Company sells its products either directly or through its international Partners and in countries in which protection is advisable. Despite these measures there can be no assurance that the Company will be able to fully protect its intellectual property.

    The Company provides its products to customers on a "right-to-use" basis under non-exclusive licenses, which generally are nontransferable and have a perpetual term. The Company typically licenses its products solely for the customer's internal operations.

COMPETITION

    The market for the Company's products is highly competitive and rapidly changing. The Company's primary market consists of businesses in the Midmarket. The Company's current and prospective competitors offer a variety of solutions for this market. The Company experiences significant competition and expects substantial additional competition from established and emerging software companies that offer products similar to the Company's products and target the same customers as the Company. The Company believes it competes on the basis of
(i) product features, functionality, performance and price, (ii) the capacity and capabilities of Partners, (iii) the quality of customer and Partner service and technical support, (iv) sales and marketing efforts, (v) new product and technology introductions, and (vi) company image and stability. The Company believes it competes effectively on each of these factors.

    In North America, the Company faces a number of competitors in the Midmarket. Outside North America, the Company also faces competition from a number of competitors, several of which have significant shares in their home markets. In addition, the Company competes for Midmarket business with companies primarily targeting the Enterprise Market; several of these competitors, which principally sell UNIX-based systems, offer or have announced their intention to deliver Windows NT solutions. The Company believes that the products from these competitors are neither designed nor priced to meet the needs of the Midmarket, and that the Company competes effectively against them in the Midmarket. The Company's products also face competition from providers of industry-specific applications as well as indirect competition from in-house, custom-developed financial management applications.

    Certain of the Company's competitors have substantially greater financial, marketing or technical resources than the Company. There can be no assurance that other companies have not developed or marketed or will not develop or market products that are superior to those of the Company, that are offered at substantially lower prices than those of the Company, or that have or will achieve greater market acceptance than those of the Company. In addition, there can be no assurance that alternative methods of delivering financial management systems will not provide increased competition.

FACILITIES

    The Company's principal administrative, marketing, production and product development facilities consist of an aggregate of approximately 75,000 square feet at two locations in Fargo, North Dakota. The Company occupies these sites under lease agreements that expire at various times through June 1999. Total rent expense was approximately $894,000, $871,000 and $866,000 during fiscal 1995, 1996 and 1997, respectively. The Company is currently planning to reduce its leased space in these two locations through a move into a new, larger leased facility that is expected to be occupied by the Company late in fiscal 1999. The Company expects that the new facility will result in increased rent expenses. See "Certain Transactions."

PRODUCTION

    The principal physical components of the Company's software products are computer media and manuals. The Company prepares master software disks, manuals and packaging materials which are then duplicated by the Company and third party vendors. To date, the Company has not experienced any material difficulties or delays in the manufacture and assembly of its products or material returns due to product defects.

EMPLOYEES

    As of February 28, 1998, the Company had a total of 648 full time equivalent employees ("FTEs"), including 401 FTEs in sales, marketing, technical support and consulting services, 174 FTEs in research and development and 73 FTEs in administration. None of the Company's employees are represented by a labor union. Management believes that its relations with the Company's employees are good.

    The Company believes that its continued success will depend in large part upon its ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel. The loss of services of one or more of the Company's key employees could have a materially adverse effect on the Company's business, operating results and financial condition. Competition for the hiring of such personnel in the software industry is intense, and the Company from time to time experiences difficulty in locating candidates with appropriate qualifications, particularly within the desired geographic location. It is widely believed that the technology sector is at or over a state of full employment. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop, market and support new or existing software. The growth in the Company's customer base and expansion of its product lines and supported platforms have placed, and are expected to continue to place, a significant strain on the Company's management and operations, including its service and development organizations.

    Any failure to implement and improve the Company's operational, control, reporting, and management systems or to retain, expand, train, motivate or manage employees could have a materially adverse effect on the Company's business, operating results and financial condition.

LEGAL PROCEEDINGS

    From time to time, the Company is involved in litigation arising out of operations in the normal course of business. In the opinion of management, the Company currently is not a party to any legal proceedings the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's results of operations or financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company, and their ages and positions are as follows:

NAME                                 AGE                                     POSITION
-------------------------------      ---      -----------------------------------------------------------------------
Douglas J. Burgum..............      41       Chairman of the Board, President and Chief Executive Officer
Terri F. Zimmerman.............      34       Chief Financial Officer and Vice President, Finance and Operations
Michael J. Olsen...............      48       Vice President, Corporate Communications
Steven K. Sydness..............      43       Vice President, International Operations
Jodi A. Uecker-Rust............      36       Vice President, Heritage Products
Brian R. Carey.................      40       Vice President, Business Development
Michael A. Slette..............      41       Vice President, Human Resources
Bradley J. Burgum..............      46       Director and Secretary
Frederick W. Burgum............      51       Director
William V. Campbell............      57       Director
Raymond F. Good................      69       Director
Sanjeev K. Mehra...............      39       Director
J.A. Heidi Roizen..............      40       Director
Joseph S. Tibbetts, Jr.........      45       Director

    DOUGLAS J. BURGUM has served as President of the Company since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board since January 1996. Mr. Burgum was an early investor in the Company, and he initially served as Vice President and a director from March 1983 to March 1984. Before joining the Company, Mr. Burgum was a management consultant in the Chicago office of McKinsey & Company, Inc. Mr. Burgum holds a B.U.S. from North Dakota State University and an M.B.A. from the Stanford University Graduate School of Business.

    TERRI F. ZIMMERMAN has served as Chief Financial Officer since February 1997 and Vice President, Finance and Operations since June 1996. Previously, she held the position of Vice President of Finance and Operations from June 1995 to June 1996. Ms. Zimmerman joined the Company as Director of Finance in September 1994. She was previously employed by Deloitte & Touche LLP in Minneapolis as a Senior Manager. Ms. Zimmerman holds a B.A. in Business Administration from the University of North Dakota. Ms. Zimmerman is a Certified Public Accountant.

    MICHAEL J. OLSEN has served as Vice President, Corporate Communications, since June 1996. Mr. Olsen served as Vice President of Corporate Communications from September 1995 to June 1996. From 1994 to 1995, Mr. Olsen was Senior Vice President of Himle Horner, Inc., a Minneapolis-based public relations agency. From 1987 to 1994, he was Vice President of Corporate Communications for National Car Rental System, an international car rental company. Prior to such time, he served in various Senior Public Affairs positions in Washington, D.C. Mr. Olsen holds a B.A. in Speech and Drama from North Dakota State University.

    STEVEN K. SYDNESS has served as Vice President, International Operations since September 1997. Mr. Sydness served as Group Vice President, Dynamics from June 1996 to September 1997. Mr. Sydness served as Vice President of Business Development from June 1995 to June 1996, Vice President of Sales from June 1994 to June 1995 and Vice President of Strategic Planning from June 1993 to June 1994. From February to November of 1992, Mr. Sydness took a leave of absence from the Company during which he was a candidate for the United States Senate. Prior to joining Great Plains Software in January 1987, he was employed by Dr. Henry Kissinger Associates and the management consulting firm McKinsey & Company, Inc. in their New York and Tokyo offices. Mr. Sydness holds a B.A. from Principia College and an M.B.A. from Harvard Business School.

    JODI A. UECKER-RUST has served as Vice President, Heritage Products since June 1996. Ms. Uecker-Rust was Vice President of Employee Services from June 1995 to June 1996, Vice President of Operations, and later Vice President of Operations and Administration from July 1993 to June 1995 and Director of Operations from October 1990 to July 1993. Ms. Uecker-Rust joined the Company in 1984 after being employed by Honeywell Inc. in Minneapolis. She holds a B.S. in Industrial Engineering from North Dakota State University.

    BRIAN R. CAREY has served as Vice President of Business Development since July 1996. Mr. Carey was Vice President of Product Development from June 1995 to June 1996. He was General Manager and later Vice President and General Manager of the Small Business Systems Unit of the Company from August 1992 to June 1995. Mr. Carey joined the Company in June 1989. Before such time, he was employed by First Interstate Bancorp, where he was Senior Vice President and Manager of the Retail Banking Division. Previously, Mr. Carey was employed by Xerox Corporation in Minneapolis as a Sales Executive. He holds a B.S. in Marketing from Moorhead State University.

    MICHAEL A. SLETTE has served as Vice President of Human Resources since June 1996. Mr. Slette was Vice President of Business Development and Legal Affairs from June 1995 to June 1996 and Vice President of Finance from June 1988 to June 1995. Mr. Slette joined the Company in 1982 and, prior to such time, was employed by the Minneapolis-based accounting firm Adrian S. Helgeson & Co. He holds a B.A. in Business Administration and Accounting from Concordia College. Mr. Slette is a Certified Public Accountant.

    BRADLEY J. BURGUM has served as a director of the Company since 1984 and as Secretary since January 1996. Mr. Burgum has practiced law in Casselton, North Dakota for 20 years and is currently a shareholder and President of the Burgum & Irby Law Firm, P.C. He has served on the Board of Directors for the Arthur Companies, Inc., a privately-held diversified agribusiness corporation, since 1974. Mr. Burgum holds a B.S. in Business Economics from North Dakota State University and a J.D. from the University of North Dakota School of Law. Mr. Burgum is a Certified Public Accountant.

    FREDERICK W. BURGUM has served as a director of the Company since 1988. Mr. Burgum has been Chairman of the Board of the Arthur Companies, Inc. since 1984 and has served as its Chief Executive Officer since June 1992. He has served as Senior Vice President and a director of the First State Bank of North Dakota since 1972. Mr. Burgum is a veteran of the United States Army and holds a B.Ph. from the University of North Dakota.

    WILLIAM V. CAMPBELL has served as a director of the Company since March 1997. Mr. Campbell has been the President and Chief Executive Officer of Intuit Inc. since April 1994. Mr. Campbell has also recently joined the Board of Directors of Apple Computer, Inc. Prior to joining Intuit Inc., Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company, from January 1991 to December 1993. He was the founder, President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer, Inc., from 1987 to January 1991. Mr. Campbell has also held senior executive positions at Apple Computer, Inc. and senior management positions at Kodak and J. Walter Thompson, an advertising agency in New York. Mr. Campbell also serves on the Board of Directors of SanDisk, Inc. Mr. Campbell holds both a B.S. and a M.S. in Economics from Columbia University. He is presently a director of the National Football Foundation and Hall of Fame.

    RAYMOND F. GOOD has served as a director of the Company since 1988. He is an independent executive consultant. From 1986 to 1992, he was a partner of Regis McKenna Inc. Mr. Good has also served as Vice President of Marketing Strategy for Control Data Corporation, President of Heinz USA, Chief Executive Officer of The Pillsbury Consumer Group, and Chairman of the Board and Chief

Executive Officer of Munsingwear, Inc. Earlier in his career, he served as a management consultant in the New York office of McKinsey & Company, Inc. Mr. Good is a veteran of the United States Marine Corps. He holds a B.S. from the University of Connecticut and an M.B.A. from Harvard Business School.

    SANJEEV K. MEHRA has served as a director of the Company since June 1994. He is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. and serves on the Boards of Directors of several privately-held companies. Prior to joining Goldman, Sachs & Co. in 1986, he was a Research Analyst at McKinsey & Company, Inc. from 1982 to 1984. Mr. Mehra holds a B.A. from Harvard University and an M.B.A. from Harvard Business School. Mr. Mehra will resign from the Board of Directors as of the effective date of the Registration Statement of which this Prospectus is a part.

    J.A. HEIDI ROIZEN has served as a director of the Company since February 1997. Previously, she served as Vice President of World Wide Developer Relations for Apple Computer, Inc. from 1996 to 1997 and as Chief Executive Officer of T/Maker Company from 1983 to 1996. Ms. Roizen was a member of the Board of Directors of the Software Publishers Association from 1987 to 1994 and served as President of the association from 1988 to 1990. She is a member of the Stanford University Board of Trustees Nominating Committee and a Public Governor of the Pacific Stock Exchange. Ms. Roizen holds a B.A. in English from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

    JOSEPH S. TIBBETTS, JR. has served as a director of the Company since October 1996. He has served as Vice President, Finance and Administration, Chief Financial Officer and Treasurer of SeaChange International, Inc., a publicly-held company based in Maynard, Massachusetts, from June 1996 to the present. From November 1976 to June 1996, Mr. Tibbetts was employed as a Certified Public Accountant by Price Waterhouse LLP. He became a Partner of the firm in 1986 and the National Director of its Software Services Group in 1991. Mr. Tibbetts holds a B.S. in Business Administration from the University of New Hampshire and is a graduate of the Stanford Business School Executive Program for Growing Companies.

    Douglas J. Burgum and Bradley J. Burgum are brothers, and Frederick W. Burgum is their cousin.

CLASSES OF DIRECTORS

    The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Bradley J. Burgum, Campbell and Mehra serve in the class whose term expires in 1998; Messrs. Douglas J. Burgum and Frederick W. Burgum serve in the class whose term expires in 1999; and Messrs. Good and Tibbetts and Ms. Roizen serve in the class whose term expires in 2000. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of shareholders in the year in which such term expires.

EXECUTIVE OFFICERS

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified.

BOARD COMMITTEES

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants and reviewing the financial statements of the Company. Messrs. Bradley Burgum, Good, Mehra and Tibbetts are currently the members of the Audit Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the

Company and for administering the Company's stock plans. Messrs. Good, Frederick Burgum and Mehra are currently the members of the Compensation Committee.

LIMITATION OF LIABILITY

    The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") limit the liability of directors in their capacity as directors to the full extent permitted by Minnesota law. Under the Restated Articles and the Minnesota Business Corporation Act, a director of the Company is not liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of the provision in the Restated Articles limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. Also, the provisions do not limit the liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities law.

DIRECTOR COMPENSATION

    Each non-employee director of the Company receives $1,000 for each meeting of the Board of Directors and $500 for each committee meeting attended, and an annual retainer of $6,000 paid in quarterly installments. The Company also reimburses non-employee directors for expenses incurred in attending Board meetings. Non-employee directors of the Company also receive stock options under the Company's Outside Directors' Stock Option Plan (the "Directors' Plan"). On June 19, 1997 (the effective date of the Company's initial public offering of Common Stock), each non-employee director was granted a non-qualified stock option to purchase 3,000 shares at an exercise price of $16.00 per share (vesting on the 12-month anniversary following the date of grant). In addition, on the date of each annual meeting of shareholders, beginning with the annual meeting held on September 10, 1997, each incumbent non-employee director is granted a non-qualified stock option to purchase 4,000 shares of Common Stock (vesting in two equal installments on each of the one-month and 12-month anniversaries following date of grant). The Directors' Plan also provides that each non-employee director initially elected to the Board after June 19, 1997 will receive a non-qualified stock option to purchase 15,000 shares of Common Stock upon such initial election (vesting in three equal installments on each of the three 12-month anniversaries following the date of grant). Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Common Stock as of the date of grant, and such options expire five years from the date of grant.

    In fiscal 1997, certain directors were also granted stock options prior to the effective date of the Directors' Plan. None of such options were granted under the Directors' Plan. On October 29, 1996, the Company granted Mr. Tibbetts a non-qualified stock option to purchase 20,000 shares of Common Stock. The exercise price of the option granted to Mr. Tibbetts is $6.41 per share, and such option vests in five equal installments on each of the five 12-month anniversaries following the date of grant and expires six years from the date of grant. On June 19, 1997, the Company granted non-qualified stock options to purchase 15,000 shares of Common Stock to each of Ms. Roizen and Mr. Campbell. The exercise price of such options is $16.00. Each such option will vest in three equal installments on each of the 12-month anniversaries following the date on which the Board of Directors authorized the grant, and expires five years from that date.

    Directors who are also employees of the Company are not separately compensated for any services provided as a director.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended May 31, 1997 and 1996, by the Company's Chief Executive Officer and the four other most highly compensated executive officers (together with the Company's Chief Executive Officer, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                             COMPENSATION AWARDS
                                                              ANNUAL COMPENSATION            -------------------
                                                    ---------------------------------------   SHARES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR       SALARY        BONUS       OTHER(1)           OPTIONS         COMPENSATION(2)
---------------------------------------  ---------  -----------  -----------  -------------  -------------------  -----------------
Douglas J. Burgum......................       1997  $   252,000  $   150,472    $       0            53,333          $     3,145
  Chairman of the Board,                      1996      240,000       20,000            0                 0                5,600(3)
  President and Chief
  Executive Officer

Terri F. Zimmerman.....................       1997      135,000       45,757            0            40,000                2,691
  Chief Financial Officer                     1996      115,000        5,000            0            26,667               13,044(3)
  and Vice President,
  Finance and Operations

Steven K. Sydness......................       1997      125,000       50,812            0            10,000                2,687
  Vice President                              1996      103,000        3,920            0                 0               13,389(3)

Jodi A. Uecker-Rust....................       1997      125,000       45,174            0             6,667                2,682
  Vice President                              1996       81,469        3,540            0                 0                1,625

Raymond A. August(4)...................       1997      200,000       75,797            0            13,333                3,007
  Chief Technology Officer                    1996      180,000        5,000            0            13,333                2,157
  and Vice President,
  Dynamics C/S+

--------------

(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses in each fiscal year for each of the executive officers named above.

(2) Except as otherwise noted, the amounts reported represent the Company's contributions to its 401(k) Profit Sharing Plan on behalf of the executive officers.

(3) Such amounts include the Company's payment of membership fees on behalf of the executive officers in the following amounts: Mr. Burgum, $2,800; Ms. Zimmerman, $11,000; and Mr. Sydness, $11,000.

(4) Mr. August resigned as of January 2, 1998.

OPTION GRANTS

    The following table summarizes stock options granted to the Named Executive Officers during the fiscal year ended May 31, 1997:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                      INDIVIDUAL GRANTS
                                -------------------------------------------------------------       POTENTIAL REALIZABLE
                                                 % OF TOTAL                                           VALUE AT ASSUMED
                                  NUMBER OF        OPTIONS                                          ANNUAL RATES OF STOCK
                                 SECURITIES      GRANTED TO                                          PRICE APPRECIATION
                                 UNDERLYING     EMPLOYEES IN      EXERCISE                           FOR OPTION TERM(5)
                                   OPTIONS         FISCAL           PRICE        EXPIRATION     -----------------------------
NAME                            GRANTED(1)(2)      YEAR(3)      PER SHARE(4)        DATE             5%              10%
------------------------------  -------------   -------------   -------------   -------------   -------------   -------------
Douglas J. Burgum.............        53,333            15.6%   $       7.71         1/28/02    $     113,404   $     250,839

Terri F. Zimmerman............        10,000             2.9            6.41         7/24/02           21,775          49,432

                                      30,000             8.8            6.41          1/8/03           65,325         148,296

Steven K. Sydness.............        10,000             2.9            6.41         7/24/02           21,775          49,432

Jodi A. Uecker-Rust...........         6,667             2.0            6.41         7/24/02           14,517          32,955

Raymond A. August.............        13,333             3.9            6.41         7/24/02           29,034          65,909

--------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's 1983 Incentive Stock Option Plan. The options shown in this table generally become exercisable at a rate of 20% annually over five years from the date of grant. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation or a sale of substantially all of the Company's assets.

(2) Subsequent to May 31, 1997, the Company granted options to purchase 50,000 shares of Common Stock to Mr. Burgum at an exercise price equal to $16.00 per share.

(3) In fiscal 1997, the Company granted employees options to purchase an aggregate of 341,000 shares of Common Stock.

(4) The exercise price may be paid in cash or in shares of Common Stock with a market value equal to the exercise price.

(5) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

YEAR-END OPTION TABLE

    The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during fiscal year 1997 and the number and value of unexercised stock options held by each of the Named Executive Officers as of May 31, 1997.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SHARES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                               SHARES                       AT FISCAL YEAR-END          AT FISCAL YEAR-END(1)
                              ACQUIRED       VALUE     ----------------------------  ----------------------------
NAME                        ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  ------------  -----------  ------------  --------------  ------------  --------------
Douglas J. Burgum.........      120,000   $   534,744            0         53,333     $        0    $    441,928

Terri F. Zimmerman........            0             0       22,000         71,334        240,125         740,712

Steven K. Sydness.........       33,333       139,090            0         30,000              0         332,625

Jodi A. Uecker-Rust.......       32,000       125,184            0         14,667              0         164,680

Raymond A. August.........            0             0       50,667         42,666        664,929         486,050

--------------

(1) There was no public trading market for the Common Stock as of May 31, 1997. Accordingly, as permitted by the rules of the Commission, these values have been calculated based on a fair market value of $16.00 per share (the initial public offering price of the Common Stock as determined on June 19,
    1997), less the applicable exercise price.

EMPLOYMENT AGREEMENT

    The Company has an agreement with Ms. Zimmerman pursuant to which she will receive a severance payment equal to her annual base salary in the event her employment with the Company is involuntarily terminated following a merger, acquisition or other similar event involving the Company, if such termination occurs on or prior to September 5, 1999. Such severance payment will be reduced by any income earned by Ms. Zimmerman from any other source during such one-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee of the Company's Board of Directors are Messrs. Frederick Burgum, Good and Mehra. There are no compensation committee interlocks which are required to be disclosed by the rules promulgated by the Commission under the Securities Act.

BENEFIT PLANS

  1997 STOCK INCENTIVE PLAN

    The Company's 1997 Stock Incentive Plan (the "1997 Incentive Plan") provides for the granting of (a) stock options, including "incentive stock options" ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) stock appreciation rights ("SARs"), (c) restricted stock and restricted stock units,
(d) performance awards, (e) dividend equivalents and (f) other stock-based awards. The Company has reserved 1,000,000 shares of Common Stock for issuance under the 1997 Incentive Plan. The 1997 Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee has the authority to establish rules for the administration of the 1997 Incentive Plan; to select the key employees to whom awards are granted; to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards; and to set the terms and conditions of such awards. The Committee may also determine whether the payment of any amounts received under any award shall or may be deferred and may authorize payments representing cash dividends in connection with any deferred award of shares of Common Stock. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine.

    In order to meet the requirements of Section 162(m) of the Code, the 1997 Incentive Plan contains a limitation on the number of options that may be granted to any single optionee in any one calendar year.

    The exercise price per share under any stock option or the grant price of any SAR cannot be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option or SAR. Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the 1997 Incentive Plan are made in accordance with methods and procedures established by the Committee.

    The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

    The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units shall be forfeited, unless the Committee determines otherwise.

    If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares or other consideration, the shares previously used for such awards become available for future awards under the 1997 Incentive Plan. Except as otherwise provided under procedures adopted by the Committee to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards granted are counted against the aggregate number of shares available for granting awards under the 1997 Incentive Plan.

    The Board of Directors may amend, alter or discontinue the 1997 Incentive Plan at any time, provided that shareholder approval must be obtained for any change that absent such shareholder approval, (i) would violate any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company, or (ii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the 1997 Incentive Plan.

    Under the 1997 Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award.

    As of March 16, 1998, options to purchase an aggregate of 181,240 shares of Common Stock, with a weighted average exercise price of $20.49 per share, were outstanding under the 1997 Incentive Plan.

  1983 STOCK OPTION PLAN

    The Company's 1983 Incentive Stock Option Plan, as amended (the "1983 Stock Option Plan"), provides for the grant of options to purchase shares of Common Stock to any full or part-time employee of the Company. Options granted under the 1983 Stock Option Plan may qualify as Incentive Stock Options or may be Nonqualified Stock Options. In connection with the adoption of the Company's 1997 Incentive Plan, the Company ceased to grant options under the 1983 Stock Option Plan; however, all stock options granted prior to adoption of the 1997 Incentive Plan remain outstanding in accordance with the 1983 Stock Option Plan. See "--1997 Stock Incentive Plan." The 1983 Stock Option Plan is administered by the Board of Directors or the Committee. The Board or the Committee has the discretion to select the optionees and to establish the terms and conditions of each stock option. The exercise price of an option granted under the 1983 Stock Option Plan must not be less than the fair market value of the Common Stock on the date the option is granted, except that, for a proposed optionee who owns more than 10% of the Company's Common Stock, any Incentive Stock Option granted to such optionee must have an exercise price not less than 110% of the then fair market value. The term of each option is determined by the Board or the Committee, but may not exceed 10 years from the date of grant (or, in the case of an Incentive Stock Option granted to an owner of more than 10% of the Common Stock, five years). The 1983 Stock Option Plan is subject to amendment by the Board of Directors, subject to the restriction that the Board of Directors may not increase the number of shares which may be issued under the 1983 Stock Option Plan, decrease the minimum exercise price of options granted under the 1983 Stock Option Plan, or extend the maximum option term or the term of the 1983 Stock Option Plan, without the approval of the shareholders of the Company.

    As of March 16, 1998, options to purchase an aggregate of 686,701 shares of Common Stock, with a weighted average exercise price of $6.67 per share, were outstanding under the 1983 Stock Option Plan.

  EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Code. The Stock Purchase Plan covers an aggregate of 400,000 shares of Common Stock. In order to participate in the Stock Purchase Plan, employees must meet certain eligibility requirements. Participating employees are able to direct the Company to make payroll deductions of up to 10% of their compensation during a purchase period for the purchase of shares of Common Stock. Each purchase period, with the exception of the initial offering period, will be six months. The Stock Purchase Plan provides participating employees with the right, subject to certain limitations, to purchase the Company's Common Stock at a price equal to 85% of the lesser of the fair market value of the Company's Common Stock on the first day or the last day of the applicable purchase period, except that the price on the first day of the initial purchase period was the initial public offering price of the shares of the Company's Common Stock. The Stock Purchase Plan terminates on such date as the Board of Directors may determine, or automatically as of the date on which all of the shares of Common Stock the Company has reserved for purchase under the Stock Purchase Plan have been sold.

  401(k) PLAN

    Effective July 1, 1986, the Company established a 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan covers employees of the Company who have reached the age of 18 and have completed six months and 1,000 hours of service. Eligible employees may begin salary deferrals on the first day following satisfaction of the eligibility requirements, and become eligible to participate in the 401(k) Plan on the next January 1, April 1, July 1 or October 1 thereafter. Pursuant to the 401(k) Plan, participants may elect to reduce their current compensation by up to the lesser of 18% of eligible compensation or the statutorily prescribed annual limit ($10,000 in 1998), and have the amount of such reduction (the "Employee Contribution") contributed to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the Employee Contribution in any of six designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code. As a result, Employee Contributions to the 401(k) Plan and income earned on all plan contributions are not taxable to employees until withdrawn, and the Employee Contributions are deductible by the Company for federal income tax purposes. The Company may make regular annual contributions ("Regular Contributions") to the 401(k) Plan's trust fund to be invested solely in Common Stock of the Company as determined by the Board of Directors. The Company will also make matching contributions ("Matching Contributions") in an amount equal to 25% of the first 8% of each participant's annual contribution to the 401(k) Plan. Participants are 100% vested in Employee Contributions and Matching Contributions to the 401(k) Plan. The Company's Regular Contributions to the 401(k) Plan vest over five years at a rate of 20% for each year of service. A total of $353,381 in Regular Contributions and Matching Contributions were made by the Company to the 401(k) Plan during the year ended December 31, 1997.

                              CERTAIN TRANSACTIONS

    Since June 1994, the Company has issued in financing transactions shares of Series B Preferred Stock as follows: in June 1994, the Company issued to certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. are the general partner, managing general partner or investment manager (collectively, the "GS Partnerships"), 888,576 shares of Series B Preferred Stock at a price of $7.09 per share and a warrant to purchase an additional 752,234 shares of Series B Preferred Stock at a price of $5.32 per share (the "Warrant"); in September 1994, the Company issued to the GS Partnerships 282,088 shares of Series B Preferred Stock at a price of $7.09 per share; and in May 1995, the Company issued to the GS Partnerships an additional 174,556 shares of Series B Preferred Stock in exchange for the Warrant. See "Principal and Selling Shareholders." The Series B Preferred Stock converted into an aggregate of 1,793,627 shares of Common Stock upon the consummation of the Company's initial public offering of Common Stock in June 1997 (the "Offering").

    Pursuant to a Registration Rights Agreement entered into in June 1994 in connection with the sale of Series B Preferred Stock to the GS Partnerships in June 1994, the Company granted the GS Partnerships certain rights to cause the Company to register for sale shares of Common Stock acquired upon conversion of the Series B Preferred Stock.

    In June 1994, the Company issued to the Arthur Companies, Inc. ("Arthur"), the holder of a majority of the outstanding shares of Common Stock of the Company at such time, 225,000 shares of Series A Preferred Stock at a price of $1.00 per share. Frederick W. Burgum and Bradley J. Burgum, directors of the Company, are principal shareholders and directors of Arthur, and Mr. Frederick
W. Burgum is Chairman of the Board and Chief Executive Officer of Arthur. Following the sale of the 225,000 shares of Series A Preferred Stock by the Company to Arthur, all of such shares were transferred to Douglas J. Burgum in exchange for his entire equity interest in Arthur. The Series A Preferred Stock converted into an aggregate of 54,000 shares of Common Stock upon the consummation of the Offering.

    Goldman, Sachs & Co. ("Goldman, Sachs") was the lead managing underwriter in the Offering. In connection with the Offering, Goldman, Sachs received compensation from the Company in the form of an underwriting discount. The Company also reimbursed Goldman, Sachs for expenses in connection with the Offering. In addition, Goldman, Sachs has entered into an agreement with the Company pursuant to which it has provided from time to time, and expects to provide in the future, investment banking services to the Company for customary fees and commissions.

    In July 1997, the Board of Directors approved the purchase by the Company of 43 acres of land owned by Frederick W. Burgum outside of Fargo, North Dakota for a price of $350,000. The Company purchased such property from Mr. Burgum as the location for a new facility. The purchase price was determined based on independent appraisals and arms' length negotiations between the Company and Mr. Burgum. Mr. Burgum did not participate in any discussions or votes by the Board of Directors regarding the land acquisition transaction. In December 1997, the Company sold the portion of the land on which the new facility will be located to the lessor of the new facility. See "Business--Facilities."

    Pursuant to an agreement between the Company and two trusts with respect to which Frederick W. Burgum acts as trustee, the Company made a lease payment of $53,055 to the trusts for 50 notebook computers in fiscal 1997. The lease agreement relating to the computers expired in March 1997.

    Raymond F. Good, a director of the Company, was paid a total of $53,900, $36,800 and $39,000 (plus reimbursement of expenses) in fiscal 1995, 1996 and 1997, respectively, pursuant to consulting agreements with the Company. Mr. Good and the Company entered into a new one-year consulting agreement in February 1997 which expired in February 1998. The consulting agreement provided that Mr. Good receive a fee of $120 per hour for consulting services provided to the Company. Mr. Good currently provides consulting services to the Company on an as needed basis on terms comparable to those of his most recent consulting agreement. In 1996, Mr. Good exercised an option to purchase 29,333 shares of Common Stock at an exercise price of $1.95 per share.

    In June 1994, Arthur loaned $1.5 million to the Company at an interest rate of 7.5% per annum. The entire balance of this loan was repaid in June 1994, together with accrued interest of $5,000.

    During fiscal 1994 and 1995, the Company had loans outstanding from Douglas
J. Burgum, Bradley J. Burgum, Frederick W. Burgum and Katherine K. Burgum (a director of the Company at such time) in the principal amounts of $125,000, $125,000, $565,000 and $125,000, respectively. The interest rates on these loans ranged from 7.25% to 8.5% per annum. The loans were repaid prior to the end of fiscal 1995. During fiscal 1994 and 1995, Messrs. Douglas J. Burgum, Bradley J. Burgum, Frederick W. Burgum and Ms. Burgum received total interest payments from the Company with respect to these loans of $16,500, $16,500, $77,381 and $16,500, respectively.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 16, 1998 and as adjusted to reflect the Common Stock offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Shareholder. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

                                                           SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                             OWNED BEFORE THE                      OWNED AFTER THE
                                                               OFFERING(1)                           OFFERING(1)
                                                         ------------------------  SHARES TO   ------------------------
                                                           NUMBER      PERCENT      BE SOLD      NUMBER      PERCENT
                                                         ----------  ------------  ----------  ----------  ------------
Frederick W. Burgum(2).................................   2,446,165        17.8%       --       2,446,165        17.8%
Douglas J. Burgum(3)...................................   1,946,254        14.2        --       1,946,254        14.2
The Goldman Sachs Group, L.P.(4).......................   1,795,627        13.1       588,000   1,207,627         8.8
Essex Investment Management Co., Inc.(5)...............     883,088         6.4        --         883,088         6.4
Bradley J. Burgum(6)...................................     539,325         3.9        --         539,325         3.9
Steven K. Sydness(7)...................................      86,551       *            --          86,551           *
Raymond A. August......................................      81,694       *            --          81,694           *
Jodi A. Uecker-Rust(8).................................      48,230       *            --          48,230           *
Raymond F. Good(9).....................................      38,000       *            --          38,000           *
Terri F. Zimmerman(10).................................      36,599       *            --          36,599           *
Joseph S. Tibbetts, Jr.(11)............................       6,500       *            --           6,500           *
J. A. Heidi Roizen(12).................................       3,000       *            --           3,000           *
William V. Campbell(13)................................       2,000       *            --           2,000           *
Sanjeev K. Mehra(14)...................................       2,000       *            --           2,000           *
All directors and executive officers as a group (14
  persons)(15).........................................   5,341,327        38.7        --       5,341,327        38.7

--------------

 * Less than 1%

 (1) Beneficial ownership is determined in accordance with rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 16, 1998 ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

 (2) Includes 2,000 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Frederick W. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (3) Includes 12,533 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Douglas J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (4) Includes shares owned by certain investment partnerships (the "GS Partnerships"), of which affiliates of The Goldman Sachs Group, L.P. are the general partner, managing general partner or investment manager, as follows (prior to the offering of shares hereby): GS Capital Partners, L.P.:
    1,577,523 shares; Bridge Street Fund 1994 L.P.: 109,900 shares; and Stone Street Fund 1994 L.P.: 106,204 shares, of which 517,155 shares, 36,028 shares and 34,817 shares, respectively, are offered to be sold in the offering contemplated hereby. The Goldman Sachs Group, L.P. disclaims beneficial ownership of the shares owned by the GS Partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group, L.P. and its affiliates. Each of the GS Partnerships shares voting and investment power with certain of its respective affiliates. The address of The Goldman Sachs Group, L.P. is 85 Broad Street, New York, New York 10004. Also includes 2,000 shares issuable pursuant to Currently Exercisable Options held for the benefit of Goldman, Sachs & Co. in the name of Sanjeev K. Mehra, a Director of the Company and a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. Does not include shares of Common Stock which may be deemed to be beneficially owned by Goldman, Sachs & Co. as a result of ordinary course trading activities from time to time or 40,270 shares of Common Stock held as of March 13, 1998 in client accounts ("Managed Accounts") with respect to which Goldman, Sachs & Co. or its employees have voting or investment discretion, or both. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of Common Stock held in Managed Accounts.

 (5) Disclosure is made in reliance upon a statement on Schedule 13G, dated as of January 16, 1998, filed with the Securities and Exchange Commission. Such
    Schedule 13G indicates that of the 883,088 shares Essex Investment Management Co. Inc. holds, it exercises sole voting power with respect to 671,918 of such shares. The address of Essex Investment Management Co. Inc. is 125 High Street, Boston, Massachusetts 02110.

 (6) Includes 2,000 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Bradley J. Burgum's household that are beneficially owned by Mr. Burgum.

 (7) Includes 8,666 shares issuable pursuant to Currently Exercisable Options and shares held by certain members of Steven K. Sydness's household that are beneficially owned by Mr. Sydness.

 (8) Includes 1,333 shares issuable pursuant to Currently Exercisable Options.

 (9) Includes 2,000 shares issuable pursuant to Currently Exercisable Options.

(10) Includes 30,667 shares issuable pursuant to Currently Exercisable Options.

(11) Includes 6,000 shares issuable pursuant to Currently Exercisable Options.

(12) Includes 2,000 shares issuable pursuant to Currently Exercisable Options.

(13) Includes 2,000 shares issuable pursuant to Currently Exercisable Options.

(14) Includes 2,000 shares issuable pursuant to Currently Exercisable Options held for the benefit of Goldman, Sachs & Co., but does not include 1,793,627 shares held by the GS Partnerships.

(15) Includes 79,865 shares issuable pursuant to Currently Exercisable Options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company is 100,000,000 shares of Common Stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share (the "preferred stock"), which may be issued in one or more classes.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future. There are no shares of preferred stock outstanding.

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 30,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of preferred stock.

STOCK OPTIONS

    As of March 16, 1998, options to purchase (i) an aggregate of 686,701 shares of Common Stock at a weighted average exercise price of $6.67 per share were outstanding under the 1983 Stock Option Plan (ii) an aggregate of 181,240 shares of Common Stock at a weighted average exercise price of $20.49 per share were outstanding under the 1997 Incentive Plan, (iii) an aggregate of 49,000 shares of Common Stock at a weighted average exercise price of $22.36 per share were outstanding under the Director's Plan and (iv) an aggregate of 30,000 shares of Common Stock at an exercise price of $16.00 per share and 20,000 shares of Common Stock at an exercise price of $6.41 per share were outstanding under options held by three nonemployee directors of the Company. In addition, an aggregate of 919,760 shares were reserved for future option grants under the 1997 Incentive Plan and the Directors' Plan. An additional 307,711 shares were reserved for issuance pursuant to the 1997 Employee Stock Purchase Plan. See "Management--Director Compensation" and "-- Benefit Plans." All options granted under the 1983 Stock Option Plan, the 1997 Incentive Plan and the Directors' Plan provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company.

PROVISIONS OF THE COMPANY'S RESTATED ARTICLES AND BYLAWS AND THE MINNESOTA
  BUSINESS CORPORATION ACT

    The existence of authorized but unissued preferred stock described above, and certain provisions of the Company's Amended and Restated Articles of Incorporation, the Company's Bylaws and Minnesota law described below, could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

    Pursuant to the Company's Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors. In addition, the Company's Bylaws contain provisions that establish specific procedures for calling meetings of shareholders and appointing and removing members of the Board of Directors.

    Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, National Association.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows of the Company at May 31, 1996 and 1997, and for each of the three years in the period ended May 31, 1997 included in this prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          GREAT PLAINS SOFTWARE, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Price Waterhouse LLP.............................................................................         F-2

Consolidated Balance Sheet as of May 31, 1996 and 1997 and as of February 28, 1998 (unaudited).............         F-3

Consolidated Statement of Income for the years ended May 31, 1995, 1996 and 1997 and for the nine months
  ended February 28, 1997 and 1998 (unaudited).............................................................         F-4

Consolidated Statement of Stockholders' Equity (Deficit) for the years ended May 31, 1995, 1996 and 1997
  and for the nine months ended February 28, 1998 (unaudited)..............................................         F-5

Consolidated Statement of Cash Flows for the years ended May 31, 1995, 1996 and 1997 and for the nine
  months ended February 28, 1997 and 1998 (unaudited)......................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Great Plains Software, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Great Plains Software, Inc. and its subsidiaries at May 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Minneapolis, Minnesota
July 8, 1997

                          GREAT PLAINS SOFTWARE, INC.

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                                              MAY 31,
                                                                        --------------------   FEB. 28,
                                                                          1996       1997        1998
                                                                        ---------  ---------  -----------
                                                                                              (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents...........................................  $   8,256  $  12,101   $  16,923
  Investments.........................................................                 4,142      54,899
  Accounts receivable, net............................................      5,196      5,452       7,038
  Inventories.........................................................        455        567         924
  Prepaid expenses and other assets...................................        606      1,164       2,645
  Deferred income tax assets..........................................      4,150      3,279       3,718
                                                                        ---------  ---------  -----------
    Total current assets..............................................     18,663     26,705      86,147
Property and equipment, net...........................................      5,081      5,821       7,528
Goodwill, net.........................................................        555        438         351
Other assets..........................................................         62        250       2,612
                                                                        ---------  ---------  -----------
    Total assets......................................................  $  24,361  $  33,214   $  96,638
                                                                        ---------  ---------  -----------
                                                                        ---------  ---------  -----------

                           LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                                   AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................................  $   1,827  $   1,788   $   2,979
  Accrued expenses....................................................      4,799      4,698       6,821
  Salaries and wages payable..........................................        415        510         409
  Commissions payable.................................................        765      2,603       1,258
  Deferred revenue....................................................      9,018     10,448      13,162
  Current portion of long-term debt and capital lease obligations.....        827
                                                                        ---------  ---------  -----------
    Total current liabilities.........................................     17,651     20,047      24,629
Deferred income tax liabilities.......................................                   746         838
Long-term debt and capital lease obligations, less current portion....         20
                                                                        ---------  ---------  -----------
    Total liabilities.................................................     17,671     20,793      25,467
Commitments and contingencies (Note 8)
Mandatorily redeemable convertible preferred stock: 10,000,000 authorized preferred shares, Series B, at redemption value of $8.55
  and $21.33, 1,345,220 shares issued and outstanding.................     11,502     28,698
Stockholders' equity (deficit):
  Convertible preferred stock: 10,000,000 authorized preferred shares;
    Series A, par value $.01, 225,000 shares issued and outstanding...        199        199
  Common stock, par value $.01 per share: 100,000,000 shares authorized; issued and outstanding--7,359,765, 8,080,335 and
    13,704,889 respectively...........................................         74         81         137
  Additional paid-in capital..........................................      1,273    (13,843)     67,698
  Retained earnings (accumulated deficit).............................     (6,358)    (2,714)      3,336
                                                                        ---------  ---------  -----------
    Total stockholders' equity (deficit)..............................     (4,812)   (16,277)     71,171
                                                                        ---------  ---------  -----------
    Total liabilities and stockholders' equity (deficit)..............  $  24,361  $  33,214   $  96,638
                                                                        ---------  ---------  -----------
                                                                        ---------  ---------  -----------

        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    FOR THE NINE MONTHS ENDED
                                                 YEAR ENDED MAY 31,                        FEBRUARY 28,
                                    --------------------------------------------  ------------------------------
                                        1995           1996            1997            1997            1998
                                    -------------  -------------  --------------  --------------  --------------
                                                                                           (UNAUDITED)
Net revenues:
  License.........................  $      25,050  $      27,078  $       35,919   $     24,357   $       36,433
  Service.........................         12,847         15,193          21,201         15,096           22,993
                                    -------------  -------------  --------------  --------------  --------------
                                           37,897         42,271          57,120         39,453           59,426
                                    -------------  -------------  --------------  --------------  --------------
Cost of revenues:
  License.........................          4,439          4,913           6,362          4,552            7,855
  Service.........................          5,622          5,980           8,260          5,699            7,483
                                    -------------  -------------  --------------  --------------  --------------
                                           10,061         10,893          14,622         10,251           15,338
                                    -------------  -------------  --------------  --------------  --------------
    Gross profit..................         27,836         31,378          42,498         29,202           44,088
                                    -------------  -------------  --------------  --------------  --------------
Operating expenses:
  Sales and marketing.............         14,013         14,477          21,935         15,416           22,325
  Research and development........          9,308          8,876           9,678          6,903            8,718
  General and administrative......          3,886          4,763           5,592          3,973            5,641
                                    -------------  -------------  --------------  --------------  --------------
    Total operating expenses......         27,207         28,116          37,205         26,292           36,684
                                    -------------  -------------  --------------  --------------  --------------
Operating income..................            629          3,262           5,293          2,910            7,404
Interest expense..................           (291)          (197)            (98)           (84)              (2)
Related party interest expense....            (36)
Other income, net.................             67            297             656            389            2,683
                                    -------------  -------------  --------------  --------------  --------------
    Income before income taxes....            369          3,362           5,851          3,215           10,085
Income tax provision (benefit)....             45         (4,099)          2,207          1,220            4,035
                                    -------------  -------------  --------------  --------------  --------------
    Income before cumulative
      effect of change in
      accounting principle........            324          7,461           3,644          1,995            6,050
Cumulative effect of change in
  accounting principle............           (200)
                                    -------------  -------------  --------------  --------------  --------------
    Net income....................  $         124  $       7,461  $        3,644   $      1,995   $        6,050
                                    -------------  -------------  --------------  --------------  --------------
                                    -------------  -------------  --------------  --------------  --------------
Basic net income per share Income
  before accounting change........  $        0.02  $        0.58  $        (1.78)  $       0.12   $         0.46
  Accounting change...............  $       (0.02)            --              --             --               --
  Net Income......................  $        0.00  $        0.58  $        (1.78)  $       0.12   $         0.46
Shares used in computing basic net
  income per share................      7,158,950      7,352,820       7,629,460      7,489,826       13,269,032
Diluted net income per share
  Income before accounting
    change........................  $        0.03  $        0.76  $         0.36   $       0.20   $         0.43
  Accounting change...............  $       (0.02)            --              --             --               --
  Net income......................  $        0.01  $        0.76  $         0.36   $       0.20   $         0.43
Shares used in computing diluted
  net income per share............      9,164,980      9,764,924      10,003,349      9,847,658       13,963,303

        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                              SERIES A                                            RETAINED
                                             PREFERRED          COMMON STOCK       ADDITIONAL     EARNINGS
                                          ----------------   -------------------    PAID-IN     (ACCUMULATED
                                           SHARES   AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT)      TOTAL
                                          --------  ------   -----------  ------   ----------   ------------   --------
Balance May 31, 1994....................     --      --        6,789,904  $  68     $  2,572      $(13,943)    $(11,303)
  Exercise of stock options.............     --      --           77,333      1          136        --              137
  Repurchase and retirement of common
    stock...............................     --      --           (7,832)  --            (32)       --              (32)
  Sale of common stock, less offering
    costs of $50........................     --      --          487,147      5        1,961        --            1,966
  Sale of Series A preferred stock net
    of issuance costs of $26............   225,000    199        --        --         --            --              199
  Increase to carrying value of
    mandatorily redeemable preferred
    stock...............................     --      --          --        --           (157)       --             (157)
  Net income............................     --      --          --        --         --               124          124
                                          --------  ------   -----------  ------   ----------   ------------   --------
Balance May 31, 1995....................   225,000    199      7,346,552     74        4,480       (13,819)      (9,066)
  Exercise of stock options.............     --      --           32,013   --             73        --               73
  Repurchase and retirement of common
    stock...............................     --      --          (18,800)  --            (78)       --              (78)
  Increase to carrying value of
    mandatorily redeemable preferred
    stock...............................     --      --          --        --         (3,202)       --           (3,202)
  Net income............................     --      --          --        --         --             7,461        7,461
                                          --------  ------   -----------  ------   ----------   ------------   --------
Balance May 31, 1996....................   225,000    199      7,359,765     74        1,273        (6,358)      (4,812)
  Exercise of stock options.............     --      --          732,447      7        1,544        --            1,551
  Net repurchases of common stock.......     --      --          (11,877)  --            (54)       --              (54)
  Increase in carrying value of
    mandatorily redeemable preferred
    stock...............................     --      --          --        --        (17,196)       --          (17,196)
  Tax benefit from stockholder
    transaction.........................     --      --          --        --            590        --              590
  Net income............................     --      --          --        --         --             3,644        3,644
                                          --------  ------   -----------  ------   ----------   ------------   --------
Balance May 31, 1997....................   225,000    199      8,080,335     81      (13,843)       (2,714)     (16,277)
  Sale of common stock (Unaudited)......     --      --        3,450,000     34       50,209        --           50,243
  Exercise of stock options
    (Unaudited).........................     --      --          270,677      3        1,797        --            1,800
  Conversion of preferred stock to
    common stock (Unaudited)............  (225,000)  (199)     1,847,627     18       28,878        --           28,697
  Tax benefit from stockholder
    transactions (Unaudited)............     --      --          --        --            586        --              586
  Stock issued for business acquisitions
    (Unaudited).........................     --      --           56,250      1           71        --               72
  Net income (Unaudited)................     --      --          --        --         --             6,050        6,050
                                          --------  ------   -----------  ------   ----------   ------------   --------
Balance February 28, 1998...............         0  $   0     13,704,889  $ 137     $ 67,698      $  3,336     $ 71,171
                                          --------  ------   -----------  ------   ----------   ------------   --------
                                          --------  ------   -----------  ------   ----------   ------------   --------

        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                               FOR THE NINE MONTHS
                                                                                                      ENDED
                                                                    YEAR ENDED MAY 31,             FEBRUARY 28,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $     124  $   7,461  $   3,644  $   1,995  $   6,050
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
      Cumulative effect of change in accounting principle...        200
      Depreciation and amortization.........................      1,861      1,921      2,155      1,565      2,019
      Deferred income taxes.................................                (4,150)     2,207      1,213        239
      Changes in operating assets and liabilities:
        Accounts receivable.................................     (3,666)       526       (256)       594     (1,586)
        Inventories.........................................         10        342       (113)      (168)      (357)
        Prepaid expenses and other assets...................       (540)       335       (557)      (500)    (1,481)
        Income tax receivable...............................         86
        Accounts payable and accrued expenses...............     (1,975)       499       (141)       480      3,314
        Salaries, wages and commissions payable.............        336        388      1,933       (221)    (1,446)
        Deferred revenue....................................      1,130        990      1,430        727      2,714
        Income taxes payable................................         45        (45)
                                                              ---------  ---------  ---------  ---------  ---------
          Net cash provided (used) by operating
            activities......................................     (2,389)     8,267     10,302      5,685      9,466
                                                              ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment and other assets......     (1,154)    (1,990)    (2,966)    (2,031)    (5,929)
  Purchase of foreign subsidiary, net of cash...............                  (123)
  Purchase of investments...................................                           (4,892)    (2,102)   (50,757)
  Proceeds from investments.................................                              750
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash used by investment activities................     (1,154)    (2,113)    (7,108)    (4,133)   (56,686)
                                                              ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable and long-term
    debt....................................................        132
  Principal payments on notes payable and long-term debt....     (1,561)      (197)      (599)      (599)
  Payments on line of credit................................     (2,250)
  Principal payments on capital lease obligations...........       (417)      (588)      (247)      (248)
  Repurchases of common stock...............................        (32)       (78)       (54)       (54)
  Proceeds from the sale of preferred stock.................      8,342
  Proceeds from issuance of common stock....................      2,102         73      1,551      1,215     52,042
                                                              ---------  ---------  ---------  ---------  ---------
      Net cash (used) provided by financing activities......      6,316       (790)       651        314     52,042
                                                              ---------  ---------  ---------  ---------  ---------
Increase in cash............................................      2,773      5,364      3,845      1,866      4,822
Cash and cash equivalents at beginning of period............        119      2,892      8,256      8,256     12,101
                                                              ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period..................  $   2,892  $   8,256  $  12,101  $  10,122  $  16,923
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Schedule of noncash investing and financing activities:
  Property and equipment acquired under capital lease
    agreements..............................................  $     305  $      19
  Interest paid.............................................  $     330  $     197  $      68  $      60  $       2
  Tax benefit from stockholder transactions.................                        $     590  $     590  $     586

        See accompanying notes to the consolidated financial statements.

                          GREAT PLAINS SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS INFORMATION

    Great Plains Software, Inc. (the "Company") is a leading provider of Microsoft Windows NT client/ server financial management software for mid-sized businesses. Its products and services automate essential business functions and enhance the strategic value of financial information. The Company's products and services are sold and implemented exclusively by its network of independent sales and support organizations throughout the United States, Canada and select international markets.

  SIGNIFICANT ACCOUNTING POLICIES

  CONSOLIDATION POLICY AND FOREIGN CURRENCY TRANSLATIONS

    The consolidated financial statements include the accounts of the Company and its subsidiaries in the United Kingdom and Australia. All significant intercompany accounts and transactions have been eliminated in consolidation. The functional currency of the subsidiaries has been determined to be the U.S. dollar. Therefore, all transaction gains and losses resulting from fluctuations in currency exchange rates are included in operating results.

  INTERNATIONAL SALES

    International sales represent 10.8%, 10.4% and 15.0% of total revenues for the years ended May 31, 1995, 1996 and 1997, respectively. All international sales are denominated in US dollars.

  INTERIM FINANCIAL INFORMATION

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial condition of the Company as of February 28, 1998 and the results of operations and cash flows for the nine month periods ended February 28, 1997 and 1998, as presented in the accompanying unaudited consolidated financial statements. All data as of such date and for such periods included herein are unaudited.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less and which are readily convertible to cash.

  INVESTMENT SECURITIES

    Investments in debt securities that are not cash equivalents and marketable equity securities have been designated as available for sale. Those securities, which consist of U.S. Treasury Bills, are reported

                          GREAT PLAINS SOFTWARE, INC.

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at fair value, with net unrealized gains and losses included in equity. However, as of May 31, 1997, investments were carried at cost because unrealized gains were immaterial. The maturities of the debt securities range from 1997 to 1999.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to credit risk consist primarily of cash, cash equivalents, investments and accounts receivable. The Company grants credit to customers in the ordinary course of business. The Company invests its cash with high quality financial institutions. No single customer or region represents a significant concentration of credit risk.

  CHANGE IN ACCOUNTING PRINCIPLE

    The Company adopted Statement of Accounting Standards No. 112 requiring accrual accounting for the expected cost of providing certain disability benefits. The cumulative effect of this change in accounting principle at the beginning of fiscal 1995 was $200,000 and is shown in the consolidated statement of operations.

  REVENUE RECOGNITION AND DEFERRED REVENUE

    Software license fees are recognized upon shipment less a reserve for estimated future returns. Revenue from support and maintenance service contracts are recorded as deferred revenue when billed and recognized ratably over the contract period. Other service revenue such as training and consulting services are recognized as the services are performed. Prior to 1996 the Company provided credits or coupons in association with the sale of one product as an inducement for customers to purchase future products or releases. Revenue equal to the coupon value was deferred until used or expired. The Company, in its discretion may allow customers to return products for a short period of time following the sale. The Company provides an allowance for these anticipated returns based upon its historical experience of returns for similar products. These amounts are recorded as an offset to license revenues.

  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, investments, short-term receivables and payables for which their current carrying amounts approximate fair market value.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Major improvements are capitalized while maintenance and repairs are expensed currently. Depreciation is computed using the straight-line method based on the estimated useful lives of 3 to 5 years for computer equipment and 5 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the lesser of the terms of the related leases or estimated useful life. Purchased computer software, which is used internally, is amortized over a five year period using the straight-line method. Amortization expense is included with depreciation expense in the statement of cash flows.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES

    Income taxes are accounted for under the liability method in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities reduced by valuation allowances as necessary.

  ADVERTISING

    The Company accrues, at the time of sales, an estimated liability for qualified advertising expenses incurred by value added resellers and independent sales support organizations for which the Company has agreed to reimburse such parties. Advertising costs are expensed as incurred. Advertising expense was approximately $2,061,000, $1,487,000 and $1,990,000 for the years ended May 31, 1995, 1996 and 1997, respectively.

  RESEARCH AND DEVELOPMENT

    Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility is established. The period between achieving technological feasibility and the general availability of such software has been short. Consequently costs otherwise capitalized after technological feasibility is achieved are generally expensed because they are insignificant to both total assets and pre-tax results of operations.

  INVENTORIES

    Inventories consisting of media, training materials and packaging supplies are stated at lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

  RECENTLY ISSUED ACCOUNTING STANDARDS

    The American Institute of Certified Public Accountants has approved a new Statement of Position (SOP) SOP 97-2, which will supersede Statement of Position 91-1, "Software Revenue Recognition." SOP 97-2 will be effective for the Company commencing in fiscal 1999. Management has assessed this new statement and believes that its adoption will not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies.

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement. Management believes the adoption of SFAS No. 130 will not have a material effect on the Company's financial statements.

    In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas

                          GREAT PLAINS SOFTWARE, INC.

NOTE 1--BUSINESS INFORMATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on the Company's financial statements.

NOTE 2--BUSINESS COMBINATION

    During fiscal 1996, the Company acquired a division of Kewill Systems PLC, a United Kingdom software sales and service provider, for $634,000 consisting of cash and the assumption of certain liabilities in a transaction accounted for as a purchase. Accordingly, the results of operations of this division have been consolidated with those of the Company from its date of acquisition. The net assets acquired were recorded at their estimated fair market values with the excess allocated to goodwill, as follows:

(IN THOUSANDS)
--------------------------------------------------------------------------------------
Software rights acquired..............................................................  $      50
Goodwill..............................................................................        584
                                                                                        ---------
                                                                                        $     634
                                                                                        ---------
                                                                                        ---------

    The goodwill associated with this transaction is being amortized on a straight line basis over five years. The recoverability of unamortized goodwill is assessed on an ongoing basis by comparing anticipated undiscounted cash flows to net book value. Goodwill is presented net of accumulated amortization of $29,000 and $146,000 at May 31, 1996 and 1997, respectively. Pro forma operating results are not presented as the effect is immaterial.

NOTE 3--ACCOUNTS RECEIVABLE

    Accounts receivable, net of allowances, consist of the following:

                                                                                MAY 31,
                                                                          --------------------
(IN THOUSANDS)                                                              1996       1997
------------------------------------------------------------------------  ---------  ---------
Gross accounts receivable...............................................  $   7,076  $   8,059
Less allowance for doubtful accounts....................................       (667)      (991)
Less allowance for returns..............................................     (1,213)    (1,616)
                                                                          ---------  ---------
                                                                          $   5,196  $   5,452
                                                                          ---------  ---------
                                                                          ---------  ---------

                          GREAT PLAINS SOFTWARE, INC.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                               MAY 31,
                                                                        ---------------------
(IN THOUSANDS)                                                             1996       1997
----------------------------------------------------------------------  ----------  ---------
Furniture and fixtures................................................  $    1,444  $   1,702
Computers and equipment...............................................      10,722     12,564
Leasehold improvements................................................         331        369
Purchased software for internal use...................................       1,094      1,444
                                                                        ----------  ---------
                                                                            13,591     16,079
Less accumulated depreciation and amortization........................      (8,510)   (10,258)
                                                                        ----------  ---------
                                                                        $    5,081  $   5,821
                                                                        ----------  ---------
                                                                        ----------  ---------

    Depreciation expense for the years ended May 31, 1995, 1996, 1997, was $1,513,000, $1,892,000 and $2,038,000, respectively.

    The Company leased equipment under long-term lease agreements which are classified as capital leases. All capital leases were paid in full as of May 31, 1997. Property and equipment includes the following leased property at May 31, 1996:

(IN THOUSANDS)
-------------------------------------------------------------------------------------
Property and equipment...............................................................  $     350
Less accumulated amortization........................................................       (149)
                                                                                       ---------
                                                                                       $     201
                                                                                       ---------
                                                                                       ---------

NOTE 5--ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                                                 MAY 31,
                                                                           --------------------
(IN THOUSANDS)                                                               1996       1997
-------------------------------------------------------------------------  ---------  ---------
Accrued vacation payable.................................................  $     904  $   1,058
Coop advertising accrual.................................................        856      1,058
Other....................................................................      3,039      2,582
                                                                           ---------  ---------
                                                                           $   4,799  $   4,698
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 6--LINE OF CREDIT

    The Company has a $10,000,000 revolving line of credit facility with a bank which provides for interest at prime. Substantially all of the Company's assets are pledged as collateral on the line of credit which expires on November 15, 1998 and is subject to certain covenants, all of which had been complied with at February 28, 1998. There were no amounts outstanding at May 31, 1996 or 1997.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 7--LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    All long-term debt and capital lease obligations have been paid in full as of May 31, 1997. Long-term debt and capital lease obligations at May 31, 1996 consist of the following:

       (IN THOUSANDS)
      Various capital lease obligations with interest rates varying from 4.8% to 11.9%, at May 31, 1996, maturities through October 1997, repayable in monthly installments and secured by the related
       equipment..........................................................................................  $     247
        Term loans bearing interest ranging from 8.0% to 9.5%, at May 31, 1996, repayable in monthly installments ranging from $5 to $6 plus accrued interest through December 1996, secured by various
        assets and guaranteed by certain stockholders.....................................................         83
        Note payable to a third party bearing interest at 1.25% over the prime rate (9.5% as of May 31,
        1996). The principal amount is due in four quarterly installments to commence upon demand.........        500
        Other notes.......................................................................................         17
                                                                                                            ---------
                                                                                                                  847
        Current portion of long-term debt.................................................................        827
                                                                                                            ---------
                                                                                                            $      20
                                                                                                            ---------
                                                                                                            ---------

NOTE 8--COMMITMENTS AND CONTINGENCIES

  LEASE OBLIGATIONS

    Rental expense incurred for operating leases of office facilities and office equipment was approximately $894,000 in 1995, $871,000 in 1996 and $866,000 in 1997. The rent expense for the years ended May 31, 1995, 1996 and 1997 include $71,000, $71,000 and $53,000, respectively, for computer equipment leased from stockholders. Future minimum rental payments as of May 31, 1997 for noncancelable operating leases with initial or remaining terms in excess of one year are payable as follows: fiscal 1998--$866,000, fiscal 1999--$772,000, fiscal 2000--$92,000 and fiscal 2001--$18,000.

  LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of business. Management believes that none of this litigation will have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 9--INCOME TAXES

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                 MAY 31,
                                                                           --------------------
(IN THOUSANDS)                                                               1996       1997
-------------------------------------------------------------------------  ---------  ---------
Deferred tax liabilities:
  Tax depreciation in excess of financial reporting......................  $     470  $     746
                                                                           ---------  ---------
    Total deferred tax liabilities.......................................        470        746
                                                                           ---------  ---------
Deferred tax assets:
  Accounts receivable allowances.........................................        687        909
  Deferred revenue.......................................................      1,342        617
  Coop advertising accrual...............................................        317        392
  Sales tax accrual......................................................        211        127
  Net operating loss carryforward........................................        950
  Research and development credit carryforward...........................        573        651
  Alternative minimum tax credit carryforward............................        160        133
  Investment tax credit carryforward.....................................         63
  Vacation and other.....................................................        317        450
                                                                           ---------  ---------
    Total deferred tax assets............................................      4,620      3,279
                                                                           ---------  ---------
    Total net deferred income taxes......................................  $   4,150  $   2,533
                                                                           ---------  ---------
                                                                           ---------  ---------

    The provision (benefit) for income taxes is summarized as follows:

                                                                           MAY 31,
                                                               -------------------------------
(IN THOUSANDS)                                                   1995       1996       1997
-------------------------------------------------------------  ---------  ---------  ---------
Current income taxes:
  Federal....................................................  $   1,261  $     595  $   1,502
  State......................................................        110         48         38
  Net operating loss carryforward............................     (1,326)      (592)      (950)
                                                               ---------  ---------  ---------
                                                                      45         51        590
Deferred income taxes:
  Federal....................................................        157      1,233      1,471
  State......................................................         20        109        146
                                                               ---------  ---------  ---------
                                                                     177      1,342      1,617

Increase (decrease) in valuation allowance...................       (177)    (5,492)
                                                               ---------  ---------  ---------
                                                               $      45  $  (4,099) $   2,207
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                          GREAT PLAINS SOFTWARE, INC.

NOTE 9--INCOME TAXES (CONTINUED)
    The differences between the expected tax provision based on the federal income tax statutory rate and the actual provision for the years presented are summarized as follows:

                                                                    YEAR ENDED MAY 31,
                                                              -------------------------------
(IN THOUSANDS)                                                  1995       1996       1997
------------------------------------------------------------  ---------  ---------  ---------
Expected tax provision at statutory rate....................  $     126  $   1,143  $   1,981
State income taxes, net of federal tax effect...............         12        111        175
Change in valuation allowance...............................       (177)    (5,492)
Other.......................................................         84        139         51
                                                              ---------  ---------  ---------
    Total...................................................  $      45  $  (4,099) $   2,207
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    At May 31, 1995, the Company had determined that the realization of the net operating loss carryforward and other deferred tax assets did not meet the recognition criteria under SFAS No. 109, and, accordingly, a valuation allowance was established for the tax benefit of these items. The valuation allowance was reversed during 1996 due primarily to the utilization of a portion of the net operating loss carryforwards, and on the basis of an analysis performed by management which considered all available evidence, both positive and negative, as well as the weight and importance of such evidence. As a result of this analysis, management believed it was more likely than not that these tax benefits would be realized in the future, and, accordingly, reversed the remaining valuation allowance in the fourth quarter of fiscal 1996.

NOTE 10--INCENTIVE STOCK OPTION PLAN

    At May 31, 1997, 2,066,667 shares of common stock had been reserved for issuance or grant under the Employee Incentive Stock Option plan. The options are granted to employees at 100% of the fair market value on the date of grant. The fair market value, rate of exercisability and expiration dates of the options granted are determined by the Board of Directors at the time of grant. Options generally vest ratably over five years from date of grant and expire six years after grant.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 10--INCENTIVE STOCK OPTION PLAN (CONTINUED)

    The following summary of outstanding options and shares reserved under the Plan is as follows:

                                                                                     WEIGHTED
                                                                                      AVERAGE
                                                                      EXPIRATION     EXERCISE
                                    OPTIONS     OPTION PRICE RANGE       DATE          PRICE
                                  OUTSTANDING       PER SHARE       (FISCAL YEAR)    PER SHARE
                                  ------------  ------------------  --------------  -----------
Outstanding at May 31, 1994.....      973,547     $1.70 to $3.41     1995 - 1999     $    2.11

Granted.........................      187,433         $4.16                          $    4.16
Exercised.......................      (77,333)    $1.70 to $2.55                     $    1.77
Canceled/expired................      (20,000)    $1.96 to $4.16                     $    3.08
                                  ------------

Outstanding at May 31, 1995.....    1,063,647     $1.96 to $4.16     1997 - 2001     $    2.48

Granted.........................      619,333     $5.20 to $6.41                     $    5.42
Exercised.......................      (32,013)    $1.96 to $2.57                     $    2.30
Canceled/expired................     (321,320)    $2.57 to $5.20                     $    4.89
                                  ------------

Outstanding at May 31, 1996.....    1,329,647     $1.96 to $6.41     1997 - 2002     $    3.27

Granted.........................      361,000     $6.41 to $7.71                     $    6.65
Exercised.......................     (732,447)    $1.96 to $6.41                     $    2.12
Canceled/expired................      (88,667)    $4.16 to $6.41                     $    5.36
                                  ------------

Outstanding at May 31, 1997.....      869,533     $2.42 to $7.71     1998 - 2003     $    5.43
                                  ------------
                                  ------------

    As of May 31, 1997 there were currently exercisable options outstanding covering 165,669 shares, exercisable at prices ranging from $2.42 to $6.41 per share.

    In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees and adopt the disclosure only provisions of SFAS No. 123. As a result, no compensation expense has been recognized for the awards made in the form of stock options. If the Company had elected to recognize compensation costs for stock-based compensation plans based on the fair value at the grant dates for awards under those plans consistent with the method

                          GREAT PLAINS SOFTWARE, INC.

NOTE 10--INCENTIVE STOCK OPTION PLAN (CONTINUED) prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                     YEAR ENDED MAY 31,
                                                                     ------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                         1997
                                                                               --------
                                                                       1996
                                                                     --------
Net income:                               As reported                  $7,461    $3,644
                                          Pro forma                    $7,397    $3,508

Diluted earnings per share:               As reported                   $0.76     $0.36
                                          Pro forma                     $0.76     $0.35

    The fair value of the stock options used to compute pro forma net income and earnings per share disclosures is the present value at grant date using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997: no dividend yield, expected volatility of 44.5% and 53.8%, respectively, risk-free interest rate of 6.46%, and an expected holding period of six years.

    The following table summarizes the status of the Company's stock options outstanding as of May 31, 1997:

                                     STOCK OPTIONS STOCK OPTIONS          OUTSTANDING EXERCISABLE
                                -------------------------------------  ------------------------------
                                WEIGHTED AVERAGE   WEIGHTED AVERAGE                WEIGHTED AVERAGE
RANGE OF EXERCISE                  REMAINING      EXERCISE PRICE PER              EXERCISE PRICE PER
      PRICE          SHARES     CONTRACTUAL LIFE         SHARE          SHARES           SHARE
-----------------  -----------  ----------------  -------------------  ---------  -------------------
$2.42 to $3.63         127,867        1.7 yrs          $    2.72          80,133       $    2.65
$3.64 to $5.46         317,066        4.0 yrs          $    4.94          67,536       $    4.87
$5.47 to $8.21         424,600        5.2 yrs          $    6.62          18,000       $    6.41
                   -----------                                         ---------
  Total                869,533                                           165,669
                   -----------                                         ---------
                   -----------                                         ---------

NOTE 11--EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution 401(k) Profit Sharing Plan covering substantially all employees. The Company currently matches 25% of each participant's contribution up to 8% of their annual salary and can make discretionary profit sharing contributions to the plan. The Company's contribution to this plan for the years ended May 31, 1995, 1996 and 1997, was approximately $230,000 $251,000 and $310,000, respectively.

NOTE 12--RELATED PARTY TRANSACTIONS

  CONSULTING SERVICES

    A director of the Company was paid $54,000, $37,000 and $39,000 during 1995, 1996, and 1997 (plus reimbursement of expenses), respectively, for consulting services rendered to the Company pursuant to consulting agreements with the Company.

                          GREAT PLAINS SOFTWARE, INC.

NOTE 12--RELATED PARTY TRANSACTIONS (CONTINUED)
  STOCK OPTION GRANT BY PRINCIPAL STOCKHOLDERS

    In April 1995, certain principal common stockholders granted to an officer/director of the Company an option to purchase 711,156 shares of common stock directly from them at an exercise price of $4.16 per share (fair market value at date of grant). Certain events, including a decision by the Board of Directors to initiate an initial public offering, accelerate the vesting period. These options were exercised on January 2, 1997.

NOTE 13--STOCKHOLDERS' EQUITY

    The Board of Directors met on February 20, 1997, and took the following actions in connection with the initial public offering of shares of the Company's common stock: (a) authorized a four-for-three stock split of the issued and outstanding common stock of the Company, in the form of a stock dividend, to be effective immediately prior to the public offering (all references to common stock amounts, shares, per share data and preferred stock conversion rights included in the financial statements and these notes have been adjusted to give retroactive effect to the stock split); (b) authorized an increase in capital stock to 100,000,000 shares of $0.01 par value common stock and 30,000,000 shares of $0.01 par value preferred stock to be both contingent and effective upon stockholder approval and the first closing of the initial public offering of common stock; (c) waived, subject to the closing of an initial public offering, the Company's contractual rights to repurchase shares of common stock from employees of the Company; and (d) authorized certain incentive stock plans contingent and effective upon stockholder approval and consummation of the initial public offering. These incentive plans include (i) the 1997 Employee Stock Purchase Plan providing for the purchase of common stock at a discounted price, (ii) the 1997 Stock Incentive Plan providing for the grant of stock-based compensation to eligible persons and (iii) the Outside Directors' Stock Option Plan providing for the grant of nonqualified stock options to nonemployee directors of the Company.

  SERIES A CONVERTIBLE PREFERRED STOCK

    In June 1994, the Company sold 225,000 shares of $.01 par value Series A Convertible Preferred Stock (the "Series A Preferred Stock") at $1.00 per share to an officer/director who may convert these shares into 54,000 shares of common stock at any time after June 15, 1997, at a rate of .24 shares of common stock for each share of Series A Preferred Stock. The Series A Preferred Stock were converted to shares of common stock upon completion of the Initial Public Offering on June 19, 1997.

  SERIES B MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Also in June 1994, the Company entered into an agreement for the sale of Series B Mandatorily Redeemable Convertible Preferred Stock (the "Series B Preferred Stock") and warrants. On June 24, 1994, at the first closing, the Company sold 888,576 of $.01 par value Series B Preferred Stock and contingent warrants to purchase an additional 752,234 shares of Series B Preferred Stock for an aggregate purchase price of $6,300,000. On September 22, 1994, the second closing, the Company sold an additional 282,088 shares of Series B Preferred Stock for an aggregate purchase price of $2,000,000.

    During May 1995, the Company and the holders of the Series B Preferred Stock agreed to reprice the previously issued shares of Series B Preferred Stock and eliminate the warrants. The Company

                          GREAT PLAINS SOFTWARE, INC.

NOTE 13--STOCKHOLDERS' EQUITY (CONTINUED) issued an additional 174,556 shares of Series B Preferred Stock in return for the cancellation of the warrants. Thus, the total Series B Preferred Stock sold in the three transactions was 1,345,220 shares at an average price of $6.17.

    Holders of the Series B Preferred Stock converted their shares into 1,793,627 shares of common stock upon completion of the initial public offering on June 19, 1997. Prior to the conversion to common stock, the Company carried this Series B Preferred Stock at fair value which management considered to equal $21.33 and $8.55 per share at May 31, 1997 and 1996, respectively. The increase in carrying value of Series B Preferred Stock is reflected as a reduction to Additional Paid-in Capital.

NOTE 14--EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Under SFAS No. 128 the presentation of primary earnings per share is replaced with a presentation of basic earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share for entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform with the provisions of SFAS No. 128.

    The following table sets forth the computation of basic and diluted net income per share:

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)                                               FOR THE NINE MONTHS
                                                          YEAR ENDED MAY 31,                    ENDED FEBRUARY 28,
                                             --------------------------------------------  -----------------------------
                                                 1995           1996            1997           1997            1998
                                             -------------  -------------  --------------  -------------  --------------
                                                                                                    (UNAUDITED)
Basic Earnings per Share Computation:

  Income before accounting change..........  $         324  $       7,461  $        3,644  $       1,995  $        6,050
  Increase to carrying value of mandatorily
    redeemable preferred stock.............           (157)        (3,202)        (17,196)        (1,076)             --
  Income available to common stockholders
    before accounting change...............            167          4,259         (13,552)           919           6,050
  Accounting change........................           (200)            --              --             --              --
  Net income available to common
    stockholders...........................  $         (33) $       4,259  $      (13,552) $         919  $        6,050

  Weighted average common shares...........      7,158,950      7,352,820       7,629,460      7,489,826      13,269,032

                          GREAT PLAINS SOFTWARE, INC.

NOTE 14--EARNINGS PER SHARE (CONTINUED)

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)                                               FOR THE NINE MONTHS
                                                          YEAR ENDED MAY 31,                    ENDED FEBRUARY 28,
                                             --------------------------------------------  -----------------------------
                                                 1995           1996            1997           1997            1998
                                             -------------  -------------  --------------  -------------  --------------
                                                                                                    (UNAUDITED)
Basic Earnings per Share:

  Income before accounting change..........  $        0.02  $        0.58  $        (1.78) $        0.12  $         0.46
  Accounting change........................          (0.02)            --              --             --              --
  Net income...............................          (0.00)          0.58           (1.78)          0.12            0.46

Diluted Earnings per Share Computation:

  Income before accounting change..........            324          7,461           3,644          1,995           6,050
  Accounting change........................           (200)            --              --             --              --
  Net income...............................  $         124  $       7,461  $        3,644  $       1,995  $        6,050

  Shares Calculation:

    Weighted average number of common
      shares...............................      7,158,950      7,352,820       7,629,460      7,489,826      13,269,032
    Weighted average of assumed conversion
      of mandatorily redeemable preferred
      stock................................      1,540,251      1,847,627       1,847,627      1,847,627              --
    Other common stock equivalents.........        465,779        564,477         526,262        510,205         694,271
                                                 9,164,980      9,764,924      10,003,349      9,847,658      13,963,303

Diluted Earnings per Share:

  Income before accounting change..........  $        0.03  $        0.76  $         0.36  $        0.20  $         0.43
  Accounting change........................          (0.02)            --              --             --              --
  Net income...............................           0.01           0.76            0.36           0.20            0.43

NOTE 15--SUBSEQUENT EVENT

    In June 1997, the Company sold 3,450,000 shares of common stock at an initial offering price of $16.00 per share. The transaction generated more than $50 million of proceeds to the Company. As a result of the initial public offering, the Series A Preferred Stock and the Series B Preferred Stock were converted to common stock and other Board of Director resolutions, as described in Note 13, became effective.

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in shares of Common Stock effected from time to time after the commencement of the offering. Goldman, Sachs & Co. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

    For a description of certain relationships and transactions between Goldman, Sachs & Co. and their affiliates and the Company, see "Management," "Certain Transactions" and "Principal and Selling Shareholders."

    The Company has been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intend to make a market in the Common Stock following completion of the offering. However, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Possible Volatility of Stock Price."

    Goldman, Sachs & Co. have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

    The Company has agreed to indemnify Goldman, Sachs & Co. with respect to certain liabilities in connection with this Prospectus, including liabilities under the Securities Act.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   10
Dividend Policy...........................................................   10
Market for the Company's Common Stock and Market Prices...................   10
Selected Consolidated Financial Data......................................   11
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   13
Business..................................................................   22
Management................................................................   33
Certain Transactions......................................................   42
Principal and Selling Shareholders........................................   43
Description of Capital Stock..............................................   44
Legal Matters.............................................................   46
Experts...................................................................   46
Index to Consolidated Financial Statements................................  F-1
Plan of Distribution......................................................  U-1

                          GREAT PLAINS SOFTWARE, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                 --------------

                                     [LOGO]
                                 --------------

                              GOLDMAN, SACHS & CO.

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